EXHIBIT 99.1
Information intended to be disclosed to potential investors

On June 30, 2005, Quiksilver, Inc. announced its intention to offer $350 million in aggregate principal amount of senior notes due 2015 (the “Notes”) in a private placement. In connection with the proposed private placement of the Notes, Quiksilver intends to disclose in an offering memorandum the information furnished below to potential investors.

Unless the context otherwise requires, (i) “Quiksilver”, “we”, “us” and “our” refer to Quiksilver, Inc. together with its consolidated subsidiaries; (ii) “Rossignol” refers to Skis Rossignol S.A. together with its consolidated subsidiaries; (iii) “DC Shoes” refers to DC Shoes, Inc. together with its subsidiaries; and (iv) “Cleveland Golf” refers to Roger Cleveland Golf Company, Inc., a majority-owned subsidiary of Rossignol. All Quiksilver share numbers reflect a two-for-one split of our common stock, which was effected on May 11, 2005.
Forward-looking statements
The following information contains or may contain “forward-looking statements” concerning non-historical facts or matters that are subject to risks and uncertainties. We believe such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements represent our expectations or beliefs concerning future events, many of which are outside our control. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “will,” “should,” “could,” “would” or similar expressions. They include, among other things, statements with respect to:

•	our ability to fully realize the benefits we anticipate from our acquisition of Rossignol;

•	the impact of our substantial leverage on our ability to generate cash flows or obtain financing to fund our anticipated growth strategies and the cost of such financing;

•	future expenditures for capital projects;

•	our ability to continue to maintain our brand image and reputation;

•	integration of acquired businesses and future acquisitions;

•	general economic and business conditions;

•	foreign exchange rate fluctuations;

•	changes in political, social and economic conditions and local regulations, particularly in Europe and Asia; and

•	the other factors set forth in “Risk factors”.
Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. Our future results may differ significantly from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statements. Any such statement speaks only as of the date of this report. We do not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

Industry and market data
This information includes market share and industry data and forecasts that we obtained from industry publications and internal company surveys. There can be no assurance as to the accuracy or completeness of information included in industry publications. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors”.
Exchange rate information
Quiksilver’s assets and liabilities denominated in foreign currencies are translated at the rate of exchange on the relevant balance sheet date. Quiksilver’s revenues and expenses are translated using the average exchange rate for the applicable period. Certain of the dollar amounts relating to our acquisition of Rossignol have been converted from their actual amounts denominated in euros at a conversion rate of $1.29 to €1.00, the exchange rate on April 30, 2005. Financial statement information for Rossignol is presented at the rate of exchange ($ per €) on the applicable balance sheet date and the average rate for each respective income statement period, as set forth below:

Rossignol exchange rate information	At period end	Average rate

Year ended March 31, 2005	1.29	1.26
Six months ended March 31, 2005	1.29	1.30
Six months ended March 31, 2004	—	1.22
Twelve months ended September 30, 2004	—	1.22
Year ended March 31, 2004	1.22	1.18
Risk factors
You should carefully consider the following risk factors in evaluating this investment. Any of the following risks, as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the notes to decline, which in turn could cause investors to lose all or part of their investment.
Risks related to our business
The apparel, sporting goods and footwear industries are each highly competitive, and if we fail to compete effectively, we could lose our market position.
The apparel, sporting goods and footwear industries are each highly competitive. We compete against a number of domestic and international designers, manufacturers and distributors of apparel, sporting goods and footwear, some of whom are significantly larger and have significantly greater financial resources than we do. In order to compete effectively, we must (1) maintain the image of our brands and our reputation for authenticity in our core boardriding and outdoor sports markets; (2) be flexible and innovative in responding to rapidly changing market demands on the basis of brand image, style, performance and quality; and (3) offer consumers a wide variety of high quality products at competitive prices.
The purchasing decisions of consumers are highly subjective and can be influenced by many factors, such as brand image, marketing programs and product design. Several of our competitors enjoy substantial competitive advantages, including greater brand recognition and greater financial resources for competitive activities, such as sales and marketing and strategic acquisitions. The number of our direct competitors and the intensity of competition may increase as we expand into other product lines or as other companies expand into our product lines. Our competitors may enter into business combinations or alliances that strengthen their competitive positions or prevent us from taking advantage of such combinations or alliances. Our competitors also may be able to respond more quickly and effectively than we can to new or changing opportunities, standards or consumer preferences. Our results of operations and market position may be adversely impacted by our competitors and the competitive pressures in the apparel, sporting goods and footwear industries.
If we are unable to develop innovative and stylish products in response to rapid changes in consumer demands and fashion trends, we may suffer a decline in our revenues and market share.
The apparel, sporting goods and footwear industries are subject to constantly and rapidly changing consumer demands based on fashion trends and performance features. Our success depends, in part, on our ability to anticipate, gauge and respond to these changing consumer preferences in a timely manner while preserving the authenticity and quality of our brands.
Our success also depends upon our ability to continue to develop innovative products. Rossignol’s and Cleveland Golf’s historical successes have been attributable, in part, to the introduction of sporting goods products which are perceived to represent an improvement in performance over sporting goods products already available in the market. Our future success will depend, in part, upon our continued ability to develop and introduce innovative products reflective of technological advances in the respective markets in which we compete. If we are unable to successfully introduce new outdoor sporting goods products, or if our competitors introduce superior products, customers may purchase outdoor sporting goods products from our competitors, which could adversely affect our revenues and results of operations.

As is typical with new products, market acceptance of new designs and products we may introduce is subject to uncertainty. In addition, we generally make decisions regarding product designs several months in advance of the time when consumer acceptance can be measured. If trends shift away from our products, or if we misjudge the market for our product lines, we may be faced with significant amounts of unsold finished goods inventory or other conditions which could have a material adverse effect on our results of operations.
The failure of new product designs or new product lines to gain market acceptance could also adversely affect our business and the image of our brands. Achieving market acceptance for new products may also require substantial marketing efforts and expenditures to expand consumer demand. These requirements could strain our management, financial and operational resources. If we do not continue to develop stylish and innovative products that provide better design and performance attributes than the products of our competitors and that are accepted by consumers, or if our future product lines misjudge consumer demands, we may lose consumer loyalty, which could result in a decline in our revenues and market share.
War, acts of terrorism, or the threat of either could have an adverse effect on our ability to procure our products and on the United States and/or international economies.
In the event of war or acts of terrorism or the escalation of existing hostilities, or if any are threatened, our ability to procure our products from our manufacturers for sale to our customers may be negatively affected. We import a substantial portion of our products from other countries. If it becomes difficult or impossible to import our products into the countries in which we sell our products, our sales and profit margins may be adversely affected. Additionally, war, military responses to future international conflicts and possible future terrorist attacks may lead to a downturn in the U.S. and/or international economies, which could have a material adverse effect on our results of operations.
Changes in foreign currency exchange or interest rates could affect our revenues and costs.
We are exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to certain sales, royalty income, and product purchases of our international subsidiaries that are denominated in currencies other than their functional currencies. We are also exposed to foreign currency gains and losses resulting from domestic transactions that are not denominated in U.S. dollars, and to fluctuations in interest rates related to our variable rate debt. If we are unsuccessful in using various foreign currency exchange contracts or interest rate swaps to hedge these potential losses, our profits and cash flows could be significantly reduced. In some cases, as part of our risk management strategies, we may choose not to hedge our exposure to foreign currency exchange rate changes, or we may choose to maintain variable interest rate debt. If we misjudge these risks, there could be a material adverse effect on our operating results and financial position.
Furthermore, we are exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in our consolidated financial statements due to the translation of the statements of income and balance sheets of our international subsidiaries into U.S. dollars. We use foreign currency exchange contracts to hedge the profit and loss effects of this translation effect; however, accounting rules do not allow us to classify these contracts as hedges, but require us to mark these contracts to fair value at the end of each financial reporting period and translate our revenues and expenses at average exchange rates during the period. As a result, the reported revenues and expenses of our international subsidiaries would decrease if the U.S. dollar increased in value in relation to other currencies, including, the euro, Australian dollar or Japanese yen.

Our business could be harmed if we fail to maintain proper inventory levels.
We maintain an inventory of selected products that we anticipate will be in high demand. We may be unable to sell the products we have ordered in advance from manufacturers or that we have in our inventory. Inventory levels in excess of customer demand may result in inventory write-downs or the sale of excess inventory at discounted or closeout prices. These events could significantly harm our operating results and impair the image of our brands. Conversely, if we underestimate consumer demand for our products or if our manufacturers fail to supply quality products in a timely manner, we may experience inventory shortages, which might result in unfilled orders, negatively impact customer relationships, diminish brand loyalty and result in lost revenues, any of which could harm our business.
Our current and potential future acquisitions and related financings may place a significant debt burden on us.
From time to time, we have pursued, and may continue to pursue, acquisitions which involve the incurrence of additional debt, such as was incurred in connection with our acquisitions of DC Shoes and Rossignol. If one or more acquisitions results in our becoming substantially more leveraged on a consolidated basis, our flexibility in responding to adverse changes in economic, business or market conditions may be adversely affected, which could have a material adverse effect on our results of operations.
Our success is dependent on our ability to protect our worldwide intellectual property rights, and our inability to enforce these rights could harm our business.
Our success depends to a significant degree upon our ability to protect and preserve our intellectual property, including copyrights, trademarks, patents, service marks, trade dress, trade secrets and similar intellectual property. We rely on the intellectual property, patent, trademark and copyright laws of the United States and other countries to protect our proprietary rights. However, we may be unable to prevent third parties from using our intellectual property without our authorization, particularly in those countries where the laws do not protect our proprietary rights as fully as in the United States. The use of our intellectual property or similar intellectual property by others could reduce or eliminate any competitive advantage we have developed, causing us to lose sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be burdensome and costly and we may not prevail.
We have obtained some U.S. and foreign trademark, patents and service mark registrations, and have applied for additional ones, but cannot guarantee that any of our pending applications will be approved by the applicable governmental authorities. Moreover, even if the applications are approved, third parties may seek to oppose or otherwise challenge these or other registrations. A failure to obtain trademark, patents or service mark registrations in the United States and in other countries could limit our ability to protect our trademarks, patents and service marks and impede our marketing efforts in those jurisdictions. The loss of such trademarks, patents and service marks, or the loss of the exclusive use of our trademarks, patents and service marks, could have a material adverse effect on our business, financial condition and results of operations. Accordingly, we devote substantial resources to the establishment and protection of our trademarks, patents and service marks on a worldwide basis and continue to evaluate the registration of additional trademarks, patents and service marks, as appropriate. We cannot assure that our actions taken to establish and protect our trademarks, patents and service marks will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violative of their trademark or other proprietary rights.
Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.
We cannot be certain that our products do not and will not infringe the intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties by us or our customers in connection with their use of our products. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our personnel. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all) or to pay damages and cease making or selling certain products. Moreover, we may need to redesign or rename some of our products to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs and prevent us from manufacturing or selling our products.
Our current executive officers and management are critical to our success, and the loss of any of these individuals could harm our business, brands and image.
We are heavily dependent on our current executive officers and management. We believe that our success depends to a significant degree upon the continued contributions of our executive officers and other key personnel, both individually and as a group. The loss of any of our executive officers or management or the inability to attract or retain qualified personnel could delay the development and introduction of new products, harm our ability to sell our products, damage the image of our brands and prevent us from executing our business strategy.
If we are unable to maintain and expand our endorsements by professional athletes, our ability to market and sell our products may be harmed.
A key element of our marketing strategy has been to obtain endorsements from prominent athletes, which contributes to the authenticity and image of our brands. We believe that this strategy has been an effective means of gaining brand exposure worldwide and creating broad appeal for our products. We cannot assure you that we will be able to maintain our existing relationships with these individuals in the future or that we will be able to attract new athletes to endorse our products. Larger companies with greater access to capital for athlete sponsorship may in the future increase the cost of sponsorship for these athletes to levels we may choose not to match. If this were to occur, our sponsored athletes may terminate their relationships with us and endorse the products of our competitors and we may be unable to obtain endorsements from other, comparable athletes.
We also are subject to risks related to the selection of athletes whom we choose to endorse our products. We may select athletes who are unable to perform at expected levels or who are not sufficiently marketable. In addition, negative publicity concerning any of our athletes could harm our brand and adversely impact our business. If we are unable in the future to secure prominent athletes and arrange athlete endorsements of our products on terms we deem to be reasonable, we may be required to modify our marketing platform and to rely more heavily on other forms of marketing and promotion, which may not prove to be as effective. In either case, our inability to obtain endorsements from professional athletes could adversely affect our ability to market and sell our products, resulting in loss of revenues and a loss of profitability.

Our failure to integrate Rossignol successfully and on a timely basis into our operations could reduce our profitability.
We expect that the acquisition of Rossignol will result in certain synergies, business opportunities and growth prospects. We, however, may never realize these expected synergies, business opportunities and growth prospects. In addition, integrating operations will require significant efforts and expenses. Personnel may leave or be terminated because of the acquisition of Rossignol. Our management may have its attention diverted while trying to integrate Rossignol. If these or other factors limit our ability to integrate the operations of Rossignol successfully or on a timely basis, our expectations of future results of operations, including certain cost savings and synergies expected to result from the acquisition of Rossignol, may not be met. In addition, our growth and operating strategies for Rossignol’s business may be different from the strategies that Rossignol currently is pursuing. If these strategies are not effective, it could have a material adverse effect on our business, financial condition and results of operations.
Employment related matters, such as unionization, may affect our profitability.
As of April 30, 2005, less than 25 of Quiksilver’s foreign employees were unionized. In addition, as of March 31, 2005, approximately 150 of Rossignol’s foreign employees were unionized. We have little control over the union activities in these areas and could face difficulties in the future. Unionized personnel in France may render any possible Rossignol factory relocation strategies more difficult by adding a risk of production blockage by a strike. There can be no assurance that we will not experience work stoppages or other labor problems in the future with our unionized and non-unionized employees or that we will be able to renew the collective bargaining agreements on similar or more favorable terms.
Rossignol may have minority shareholders, which may interfere with Rossignol’s future actions and prevent us from causing Rossignol to take actions which may be beneficial to us.
After the acquisition of Rossignol, we intend to proceed with a squeeze out of the remaining minority shareholders of Rossignol. However, French law requires that a shareholder may only initiate a squeeze out if it owns shares holding at least 95% of the economic and voting interests of a company. Consequently, if we are unable to acquire shares holding at least 95% of the economic and voting interests of Rossignol, we will not be able to proceed with the squeeze out and persons unrelated to us will hold a minority interest in the outstanding shares of Rossignol. If we are unable to proceed with a squeeze out of the minority holders of Rossignol, we will likely also not be able to revoke the listing of the Rossignol shares on the Paris stock exchange. Remaining a French public company will involve significant costs for Rossignol, including the requirements to maintain audited annual and biannual financial statements of Rossignol by two different auditors, to post quarterly revenues, to pay AMF and Euronext fees and to issue an annual report in French. In addition, Rossignol would continue to incur listing costs, and would be required to comply with laws and regulations applicable to companies listed on the Paris stock exchange. The additional costs and management resources which may be incurred as a result of Rossignol being maintained as a public company in France could have a material adverse effect on our results of operations.

In addition, French law provides certain rights to minority shareholders, which could have the effect of delaying, or interfering with, corporate actions (including those requiring shareholder approval). Minority shareholders may be able to delay or prevent the implementation of Rossignol’s corporate actions irrespective of the size of their shareholdings. Any challenge by minority shareholders to the validity of a corporate action may be subject to judicial resolution that may substantially delay or hinder the implementation of such action. Such delays of, or interferences with, corporate actions as well as related litigation may limit our access to Rossignol’s cash flows and make it difficult for us to take or implement corporate actions which may be beneficial to us.
We may be subject to restrictions due to minority interests in Cleveland Golf.
Upon the closing of the Rossignol acquisition, we will directly or indirectly own approximately 64% of the outstanding capital stock of Cleveland Golf, with the remaining approximately 36% held by certain existing Cleveland Golf shareholders. As a result, conflicts of interest may develop between us and the minority shareholders of Cleveland Golf, and we may need to devote significant management attention to dealing with the minority shareholders. In addition, we will owe fiduciary duties to such minority shareholders which may restrict our control of Cleveland Golf and impede our ability to transfer cash and assets to and from Cleveland Golf or to realize the full benefits of capital that we provide to Cleveland Golf. Although we have entered into a shareholders agreement with these minority shareholders which addresses some of these concerns, no assurances can be given that the minority interest in Cleveland Golf will not cause conflicts in the future.
Cyclical trends in apparel, sporting goods and footwear retailing could have a material adverse effect on our results of operations.
The apparel, sporting goods and footwear industries historically have been subject to substantial cyclical variations. As domestic and international economic conditions change, trends in discretionary consumer spending become unpredictable and could be subject to reductions due to uncertainties about the future. When consumers reduce discretionary spending, purchases of specialty apparel and footwear and sporting goods may decline. A general reduction in consumer discretionary spending due to a recession in the domestic and/or international economies or uncertainties regarding future economic prospects could have a material adverse effect on our results of operations.
The demand for Quiksilver and Rossignol products is seasonal and sales of our apparel and sporting goods products are dependent upon the weather.
Our revenues and operating results are subject to seasonal trends when measured on a quarterly basis. For example, sales of Quiksilver’s apparel products are typically lower during Quiksilver’s first fiscal quarter when compared with Quiksilver’s other fiscal quarters and a substantial amount of Rossignol’s operating profit is generated from September through November at the peak of Rossignol’s winter equipment shipping activities, while Rossignol’s operating profit in other months has historically been lower or negative. These trends are dependent on many factors, including the holiday seasons, weather, consumer demand, markets in which we operate and numerous other factors beyond our control. Given the seasonality of our business, unseasonable weather during our peak selling periods and/or misjudgment in consumer demands could have a material adverse effect on our financial condition and results of operations.

Factors affecting international commerce and our international operations may seriously harm our financial condition.
On a pro forma basis, we will generate a majority of our revenues from outside of the United States, and we anticipate that revenue from our international operations could account for an increasingly larger portion of our future revenues. Our international operations are directly related to and dependent on the volume of international trade and foreign market conditions. International commerce and our international operations are subject to many risks, including:

•	recessions in foreign economies,

•	the adoption and expansion of trade restrictions,

•	limitations on repatriation of earnings,

•	difficulties in protecting our intellectual property or enforcing our intellectual property rights under the laws of other countries,

•	longer receivables collection periods and greater difficulty in collecting accounts receivable,

•	difficulties in managing foreign operations,

•	social, political and economic instability,

•	unexpected changes in regulatory requirements,

•	ability to finance foreign operations,

•	tariffs and other trade barriers, and

•	U.S. government licensing requirements for exports.
The occurrence or consequences of any of these risks may restrict our ability to operate in the affected regions and decrease the profitability of our international operations, which may seriously harm our financial condition.
Following our acquisition of Rossignol, we will face greater challenges in managing several brands.
While we believe that we have significant experience in managing our apparel and footwear brands and their respective channels of distribution, with our acquisition of Rossignol, we will further penetrate the wintersports and golf markets. If, following the acquisition of Rossignol, we are unable to effectively manage our multiple product lines in multiple markets, our profitability may be reduced.
If the popularity of the sports associated with our brands were to decrease, our revenues could be adversely affected and our results of operations could be impaired.
Following the acquisition of Rossignol, we will generate a significant portion of our revenues from the sale of products directly associated with boardriding, wintersports and golf. The demand for such products is directly related to the popularity of boardriding activities, wintersports and golf and the number of respective participants worldwide. If the demand for boardriding, wintersports and/or golf equipment and accessories decreases, our revenues could be adversely affected and our results of operations could be impaired. In addition, if participation in boardriding activities, wintersports and/or golf were to decrease, sales of many of our products could decrease.

Our industry is subject to pricing pressures that may adversely impact our financial performance.
We manufacture many of our products offshore because products manufactured offshore generally cost less to make, primarily because labor costs are lower. Many of our competitors also source their product requirements offshore to achieve lower costs, possibly in locations with lower costs than our offshore operations, and those competitors may use these cost savings to reduce prices. To remain competitive, we must adjust our prices from time to time in response to these industry-wide pricing pressures. Our financial performance may be negatively affected by these pricing pressures if:

•	we are forced to reduce our prices and we cannot reduce our production costs, or

•	our production costs increase and we cannot increase our prices.
Changing international trade regulations and the elimination of quotas on imports of textiles and apparel may increase competition in the apparel industry.
Future quotas, duties or tariffs may have a material adverse effect on our business, financial condition and results of operations. We currently import raw materials and/or finished garments into the majority of countries in which we sell our apparel products. Substantially all of our import operations are subject to:

•	quotas imposed by bilateral textile agreements between the countries where our apparel-producing facilities are located and foreign countries, and

•	customs duties imposed by the governments where our apparel-producing facilities are located on imported products, including raw materials.
In addition, the countries in which our apparel products are manufactured or to which they are imported may from time to time impose additional new quotas, duties, tariffs, requirements as to where raw materials must be purchased, additional workplace regulations or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these costs and restrictions could harm our business. We cannot assure you that future trade agreements will not provide our competitors with an advantage over us, or increase our costs, either of which could have a material adverse effect on our business, results of operations and financial condition.
Our apparel-producing operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, and the activities and regulations of the World Trade Organization, referred to as the WTO. Generally, such trade agreements benefit our apparel business by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that negatively impact our apparel business, such as limiting the countries from which we can purchase raw materials and setting quotas on products that may be imported into the United States from a particular country. In addition, the WTO may commence a new round of trade negotiations that liberalize textile trade. This increased competition could have a material adverse effect on our business, results of operations and financial condition.
We rely on third-party manufacturers and problems with or loss of suppliers or raw materials could harm our business and results of operations.
Substantially all of our apparel products are produced by independent manufacturers. We face the risk that these third-party manufacturers with whom we contract to produce our products may not produce and deliver our products on a timely basis or at all. We cannot be certain that we will not experience operational difficulties with our manufacturers, such as reductions in the availability of production capacity, errors in complying with product specifications, insufficient quality control, failures to meet production deadlines or increases in manufacturing costs. The failure of any manufacturer to perform to our expectations could result in supply shortages for certain products and harm our business.
The capacity of our manufacturers to manufacture our products also is dependent, in part, upon the availability of raw materials. Our manufacturers may experience shortages of raw materials, which could result in delays in deliveries of our products by our manufacturers or in increased costs to us. Any shortage of raw materials or inability of a manufacturer to manufacture or ship our products in a timely manner, or at all, could impair our ability to ship orders of our products in a cost-efficient, timely manner and could cause us to miss the delivery requirements of our customers. As a result, we could experience cancellations of orders, refusals to accept deliveries or reductions in our prices and margins, any of which could harm our financial performance and results of operations.
Rossignol relies on a number of unaffiliated suppliers to provide it with raw materials for its products.
Substantially all of the raw materials for Rossignol’s products are sold to it by unaffiliated suppliers located primarily in Europe and Asia. Rossignol has no exclusive or significant long-term contracts with its suppliers and competes with other companies for such suppliers’ output. Although we believe that Rossignol has established solid relationships with its suppliers, the inability to maintain such relationships or to find additional sources to cover future growth could have a material adverse effect on our Rossignol business.
Failure to achieve and maintain effective internal controls could result in a loss of investor confidence in our financial reports and in turn have a material adverse effect on our stock price.
Our internal controls over financial reporting may not be considered effective, which could result in a loss of investor confidence in our financial reports and in turn have an adverse effect on our stock price. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-K for the fiscal year ending October 31, 2005, we will be required to furnish a report by our management on our internal controls over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal controls over financial reporting are effective. This assessment must include disclosure of any material weaknesses in our internal controls over financial reporting identified by management. The report will also contain a statement that our independent registered public accounting firm has issued an attestation report on management’s assessment of internal controls.
We are currently performing the system and process documentation needed to comply with Section 404 and the new standard issued by the Public Company Accounting Oversight Board. This process is both costly and challenging. During this process, if we identify one or more material weaknesses in our internal controls over financial reporting, we will be unable to assert that such internal controls are effective. If we are unable to assert that our internal controls are effective as of October 31, 2005 (or if our independent registered public accounting firm is unable to attest that our management’s report is fairly stated or they are unable to express an opinion on our management’s evaluation or on the effectiveness of our internal controls), investors could lose confidence in the accuracy and completeness of our financial reports, which in turn could have an adverse effect on the price of our securities.

Our failure to comply with, or the imposition of liability under, environmental laws and regulations could result in significant costs.
Some of our facilities and operations are subject to various environmental laws and regulations which govern, among other things, the use and storage of hazardous materials, the storage and disposal of solid and hazardous wastes, the discharge of pollutants into the air, water and land, and the cleanup of contamination. Violations of these requirements could result in significant fines or penalties being imposed on us. Discovery of contamination for which we are responsible, the enactment of new laws and regulations, or changes in how existing requirements are enforced, could require us to incur additional costs for compliance or subject us to unexpected liabilities.
Our significant debt obligations could limit our flexibility in managing our business and expose us to certain risks.
We are highly leveraged. As of April 30, 2005, after giving pro forma effect to the Rossignol acquisition (assuming we acquire 100% of Rossignol), related borrowings and the completion of this offering and the application of proceeds therefrom (assuming the release of the funds from the escrow account), we would have had $786.8 million of indebtedness outstanding. Our high degree of leverage may have important consequences to you, including the following:

•	we may have difficulty satisfying our obligations under the notes or other indebtedness and, if we fail to comply with these requirements, an event of default could result;

•	we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our indebtedness may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we may be more vulnerable to the impact of economic downturns and adverse developments in our business; and

•	we may be placed at a competitive disadvantage against any less leveraged competitors.
The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
Borrowings under our revolving credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows would decrease. Assuming the Rossignol acquisition and this offering (including the release of the funds from the escrow account) were completed on April 30, 2005, an increase of 100 basis points in the interest rates payable on our variable rate indebtedness would increase our fiscal 2005 estimated debt-service requirements by approximately $2.1 million.

Unaudited pro forma condensed combined financial data
We present below unaudited pro forma condensed combined financial information that reflects the acquisition of Rossignol, related financings and this $350.0 million offering of notes. This information is intended to give you a better understanding of what our business combined with the business of Rossignol might have looked like if the acquisition and the offering had occurred on (1) November 1, 2003, the first day of the fiscal period for which unaudited pro forma condensed combined financial information is presented with respect to statement of operations data, and (2) April 30, 2005 with respect to balance sheet data.
Our acquisition of Centre Skateboard Distribution Ltd. and our anticipated acquisition of Surfection Pty Limited subsequent to the pro forma periods presented are not reflected in the unaudited pro forma condensed combined financial statements because they are not required to be reflected in these pro forma financial statements under the SEC’s rules and regulations. In addition, the operations of DC Shoes are only included since the date of its acquisition, May 1, 2004. We do not give pro forma effect for periods prior to its acquisition because it is not required to be reflected in these pro forma financial statements under the SEC’s rules and regulations.
We report our financial information on the basis of an October 31 fiscal year and Rossignol reports its financial information on the basis of a March 31 fiscal year. The unaudited pro forma condensed combined statement of operations for the twelve months ended October 31, 2004 includes Quiksilver’s audited historical results of operations for its fiscal year ended October 31, 2004 and Rossignol’s unaudited historical results of operations for the twelve months ended September 30, 2004. Rossignol’s unaudited historical results of operations for the twelve months ended September 30, 2004 is calculated by subtracting its unaudited data for the six months ended September 30, 2003 from its audited data for the year ended March 31, 2004 and then adding the appropriate unaudited data for the six months ended September 30, 2004. The unaudited pro forma condensed combined statements of operations for the six months ended April 30, 2004 and 2005 include Quiksilver’s unaudited historical results of operations for the six months ended April 30, 2004 and 2005, respectively, and Rossignol’s unaudited historical results of operations for the six months ended March 31, 2004 and 2005, respectively. The unaudited pro forma condensed combined balance sheet as of April 30, 2005 includes Quiksilver’s unaudited historical balance sheet at April 30, 2005 and Rossignol’s audited historical balance sheet at March 31, 2005. We translated the statements of operations for Rossignol from euros to U.S. dollars at the average exchange rate during the periods presented, and translated the March 31, 2005 balance sheet for Rossignol at the spot rate at that time. Following the acquisition, Rossignol intends to change its fiscal year to end on October 31.
These unaudited pro forma condensed combined financial statements are presented based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined statements of operations do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. Pro forma adjustments to the unaudited pro forma condensed combined financial statements do not reflect potential cost savings opportunities, including the elimination of duplicative selling, general, and administrative expenses. The unaudited pro forma condensed combined financial statements are based upon assumptions and adjustments that we believe are reasonable. The unaudited pro forma condensed combined financial data set forth below does not comply with the SEC’s rules and regulations relating to the preparation of pro forma financial statements for the following reasons. First, under the SEC’s rules and regulations, the allocation of the Rossignol purchase price among its tangible and intangible assets must be sufficiently supported. In addition, the individual components of identifiable intangible assets and the related estimated useful lives of these assets must be separately disclosed. Our preliminary allocation of the Rossignol purchase price among Rossignol’s tangible and intangible assets is not sufficiently complete to adequately support such allocation. In addition, the pro forma financial statements do not separately disclose components or useful lives of identifiable intangible assets because the data necessary for such disclosure is not currently available.
The unaudited pro forma condensed combined financial statements, and the accompanying notes, should be read in conjunction with the historical financial statements and related notes of Quiksilver and Rossignol and the information contained in “Selected consolidated historical financial data of Rossignol” and “Management’s discussion and analysis of financial condition and results of operations of Rossignol.”

Unaudited pro forma condensed combined balance sheet
as of April 30, 2005

	Quiksilver	Rossignol			Quiksilver

	April 30,	March 31,	Pro forma		Pro forma
(in thousands)	2005	2005	adjustments		combined

Assets
Current assets:
Cash and cash equivalents	$68,009	$67,574	$–		$135,583
Trade accounts receivable, net	342,035	140,075	–		482,110
Other receivables	22,869	13,163	–		36,032
Inventories	177,842	153,978	–		331,820
Deferred income taxes	25,466	2,338	–		27,804
Deposit on planned acquisition	59,085	–	(59,085	) (1)	–
Prepaid expenses and other current assets	23,649	9,225	1,100	(2)	33,974

Total current assets	718,955	386,353	(57,985)		1,047,323
Fixed assets, net	130,695	86,643	–		217,338
Intangible assets, net	123,255	17,997	(17,997	) (3)
			149,873	(4)	273,128
Goodwill	172,738	2,615	(2,615	) (3)
			155,305	(4)	328,043
Deferred income taxes	2,279	–	–		2,279
Other assets	17,994	3,077	9,900	(2)	30,971

Total assets	$1,165,916	$496,685	$236,481		$1,899,082

Liabilities and stockholders’ equity
Current liabilities:
Lines of credit	$24,025	$110,215	$–		$134,240
Accounts payable	110,492	87,060	–		197,552
Accrued liabilities	56,248	57,577	–		113,825
Current portion of long-term debt	9,148	68,495	–		77,643
Deferred income taxes	–	170	–		170
Income taxes payable	20,977	4,119	–		25,096

Total current liabilities	220,890	327,636	–		548,526
Long-term debt	269,514	68,457	236,986	(1)	574,957
Deferred income taxes	21,855	3,380	54,358	(5)	79,593

Total liabilities	512,259	399,473	291,344		1,203,076
Minority interest	–	14,459	(14,459	) (3)
			13,442	(6)	13,442
Common stock	1,213	64,311	(64,311	) (3)
			22	(7)	1,235
Additional paid-in capital	206,925	2,982	(2,982	) (3)
			28,885	(7)	235,810
Treasury stock	(6,778)	(6,873)	6,873	(3)	(6,778)
Retained earnings	407,804	30,970	(30,970	) (3)	407,804
Accumulated other comprehensive income	44,493	(8,637)	8,637	(3)	44,493

Total stockholders’ equity	653,657	82,753	(53,846)		682,564

Total liabilities and stockholders’ equity	$1,165,916	$496,685	$236,481		$1,899,082

Unaudited pro forma condensed combined statement of operations for the six months ended April 30, 2005

	Quiksilver	Rossignol			Quiksilver

					Pro forma
	Six months	Six months			combined
	ended	ended			six months
	April 30,	March 31,	Pro forma		ended
(in thousands, except per share data)	2005	2005	adjustments		April 30, 2005

Revenues, net	$769,713	$360,635	$–		$1,130,348
Cost of goods sold	423,442	216,669	(261	)(8)
			1,192	(8)	641,042

Gross profit	346,271	143,966	(931)		489,306

Selling, general and administrative expense	268,797	140,172	(403	)(8)
			574	(8)	409,140

Operating income	77,474	3,794	(1,102)		80,166
Interest expense	5,058	5,131	13,321	(9)	23,510
Foreign currency loss	175	19,118	–		19,293
Minority interest	–	1,359	–		1,359
Other expense	145	–	–		145

Income (loss) before provision for income taxes	72,096	(21,814)	(14,423)		35,859
Provision (benefit) for income taxes	23,215	10,338	(5,769	) (10)	27,784

Net income (loss)	$48,881	$(32,152)	$(8,654)		$8,075

Net income per share	$0.41				$0.07

Net income per share, assuming dilution	$0.40				$0.06

Weighted average common shares outstanding	117,877		2,150	(7)	120,027
Weighted average common shares outstanding, assuming dilution	123,448		2,150	(7)	125,598

Unaudited pro forma condensed combined statement of
operations for the six months ended April 30, 2004

	Quiksilver	Rossignol			Quiksilver

	Six	Six			Pro forma
	months	Months			combined
	ended	ended			six months
	April 30,	March 31,	Pro forma		ended
(in thousands, except per share data)	2004	2004	adjustments		April 30, 2004

Revenues, net	$578,721	$330,937	$–		$909,658
Cost of goods sold	318,009	200,678	(422	)(8)
			1,192	(8)	519,457

Gross profit	260,712	130,259	(770)		390,201
Selling, general and administrative expense	199,382	128,338	(325	)(8)
			574	(8)	327,969

Operating income	61,330	1,921	(1,019)		62,232
Interest expense	3,065	5,205	14,907	(9)	23,177
Foreign currency loss	2,087	9,401	—		11,488
Minority interest	—	1,178	—		1,178
Other expense	509	—	—		509

Income before provision for income taxes	55,669	(13,863)	(15,926)		25,880
Provision (benefit) for income taxes	18,705	676	(6,370	) (10)	13,011

Net income (loss)	$36,964	$(14,539)	$(9,556)		$12,869

Net income per share	$0.33				$0.11

Net income per share, assuming dilution	$0.32				$0.11

Weighted average common shares outstanding	111,786		2,150	(7)	113,936
Weighted average common shares outstanding, assuming dilution	116,634		2,150	(7)	118,784

Unaudited pro forma condensed combined statement of
operations for the year ended October 31, 2004

	Quiksilver	Rossignol			Quiksilver

					Pro forma
		Twelve months			combined twelve
	Year ended	ended	Pro		months ended
	October 31,	September 30,	forma		October 31,
(in thousands, except per share data)	2004	2004	adjustments		2004

Revenues, net	$1,266,939	$559,071	$–		$1,826,010
Cost of goods sold	688,780	312,250	(665	)(8)
			2,384	(8)	1,002,749

Gross profit	578,159	246,821	(1,719)		823,261
Selling, general and administrative expense	446,221	251,447	(700	)(8)
			1,147	(8)	698,115

Operating income (loss)	131,938	(4,626)	(2,166)		125,146
Interest expense	6,390	9,289	27,001	(9)	42,680
Foreign currency loss (gain)	2,861	(7,110)	–		(4,249)
Minority interest	–	2,607	–		2,607
Other expense	695	–	–		695

Income (loss) before provision for income taxes	121,992	(9,412)	(29,167)		83,413
Provision (benefit) for income taxes	40,623	1,874	(11,667	) (10)	30,830

Net income (loss)	$81,369	$(11,286)	$(17,500)		$52,583

Net income per share	$0.71				$0.45

Net income per share, assuming dilution	$0.68				$0.43

Weighted average common shares outstanding	114,388		2,150	(7)	116,538
Weighted average common shares outstanding, assuming dilution	119,288		2,150	(7)	121,438

Notes to the pro forma condensed combined
financial information (unaudited)
Basis of presentation
The unaudited pro forma condensed combined financial statements included herein assume that Quiksilver will acquire 100% of Rossignol.
The preparation of unaudited pro forma condensed combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reported dates of the unaudited pro forma condensed combined financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Some information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted under these rules and regulations.
The following sets forth the adjustments contained in the unaudited pro forma condensed combined financial data:

(1) Assumes the acquisition of 100% of Rossignol and reflects the sources and uses of cash in connection with the Rossignol acquisition as if the acquisition occurred on April 30, 2005 along with the refinancing of existing indebtedness as follows:

(in thousands)	Cash	Long-term debt

Net proceeds of the notes offered hereby	$339,000	$350,000
Release of deposit on Rossignol acquisition	59,085
Deferred purchase price obligation		34,087
Cash used for Rossignol acquisition	(240,764)
Cash paid for acquisition costs	(10,220)
Cash to refinance interim facility	(136,755)	(136,755)
Cash to repay borrowings under revolving credit facility	(10,346)	(10,346)

	$–	$236,986

(2) Reflects estimated costs and fees capitalized in connection with this notes offering of approximately $11.0 million.

(3) Represents the elimination of Rossignol’s existing intangible assets, goodwill, minority interest, common stock, additional paid-in capital, treasury stock, retained earnings, and other comprehensive income related to foreign currency translation, as a result of the application of purchase accounting.

(4) When we apply the purchase method of accounting as of the effective date of the transaction, acquired assets and liabilities will be adjusted to fair value. We have not completed our purchase price valuation, and as a result, fair value adjustments made herein and the allocation of excess purchase price between goodwill and intangible assets are preliminary. The final allocation will be based on estimates and appraisals that will be completed after the closing of the Rossignol acquisition and based on our final evaluation of Rossignol’s assets and liabilities, including both tangible and intangible assets. The final allocation of purchase price and the resulting effect on net income may differ significantly from the pro forma amounts included herein. If our final purchase price allocation differs from the allocation used in preparing these pro forma financial statements, our pro forma tangible and intangible assets and pro forma net income could be significantly higher or lower than that presented. Pro forma adjustments include allocations to trademarks, patents, customer relationships and athlete contracts. Goodwill represents the excess purchase price after all other intangible assets have been identified. Components of the estimated purchase price and the estimated allocations thereof are as follows:

(in thousands)

Cash paid for Rossignol acquisition	$240,764
Deferred purchase price obligation	34,087
Equity issued	28,907
Estimated acquisition costs	10,220

Total estimated acquisition costs, excluding assumed debt	313,978
Assumed Rossignol debt	247,167
Cash acquired	(67,574)

Total estimated Rossignol acquisition consideration	493,571
Estimated amounts allocated to:
Current assets and current liabilities	(169,853)
Long-term assets and deferred income taxes	(86,340)
Minority interest	13,442
Intangible assets	(149,873)
Deferred income tax liability	54,358

Estimated goodwill	$155,305

(5) Reflects the amount of a deferred tax liability related to certain identifiable intangibles that are estimated to arise as part of the Rossignol acquisition.

(6) Reflects the 36% minority interest in Cleveland Golf of $13.4 million. Our acquisition of Cleveland Golf will be accounted for as a step acquisition for financial accounting purposes.

(7) Represents 2,150,038 shares of our common stock issued in connection with the Rossignol acquisition, the value of which is based on its quoted market price for five days before and after the announcement date, discounted to reflect the estimated effect of restrictions on resale. These shares are assumed outstanding since November 1, 2003, for purposes of calculating pro forma earnings per share.

(8) Represents the elimination of Rossignol’s historical amortization of intangible assets and the addition of estimated amortization of intangibles established based on our preliminary valuation estimates and appraisals. The intangibles, as described in note 5 above, have estimated useful lives ranging from 2 to 15 years. Estimated patent amortization expense is included in cost of goods sold and amortization of other intangible assets is included in selling, general and administrative expenses.

(9) Reflects the increase in interest expense for the periods presented resulting from the issuance of the notes at an estimated interest rate of 7.75% and interest on the deferred purchase price obligation of 25% of Holding Company at Euribor plus a margin of 2.35%. These adjustments also reflect the borrowing costs of our new revolving credit facility and the amortization of debt issuance costs of the notes and the revolving credit facility over ten and five years, respectively. The interest expense related to the amortization of debt issuance costs on our prior credit facility was eliminated. Following is a summary of the pro forma interest rate adjustments:

	Six months ended	Six months ended	Year ended
(in thousands)	April 30, 2005	April 30, 2004	October 31, 2004

Interest on the notes	$13,563	$13,563	$27,125
Interest on the revolving credit facility	2,119	654	2,142
Interest on deferred purchase price obligation	764	755	1,520
Interest adjustment for refinanced debt	(3,581)	(905)	(5,465)
Amortization of new deferred financing fees	990	990	1,980
Reversal of previous deferred financing fee amortization	(534)	(150)	(301)

Total interest expense adjustment	$13,321	$14,907	$27,001

(10) Reflects the pro forma income tax effect for all other pro forma adjustments at 40%.

Certain Effects of Rossignol Acquisition
Our acquisition of Rossignol, which we anticipate will close in July 2005, is expected to have a significant impact on our financial results. Our revenues and expenses are expected to increase substantially if the acquisition occurs. However, our overall profit margins are expected to be negatively impacted, because Rossignol has historically generated lower profit margins than we have, and this trend is expected to continue in the foreseeable future. In addition, Rossignol’s business has historically been seasonal, with revenues and operating profits generally higher in September through November, and will affect our consolidated quarterly results. Further, we will be substantially more leveraged as a result of debt incurred in connection with the acquisition, and we will have an increased amount of capital committed to manufacturing functions. See “Management’s discussion and analysis of financial conditions and results of operations of Rossignol.”
Contractual obligations and commitments
We lease certain land and buildings under non-cancelable operating leases. The leases expire at various dates through 2014, excluding extensions at our option, and contain various provisions for rental adjustments including, in certain cases, adjustments based on increases in the Consumer Price Index. The leases generally contain renewal provisions for varying periods of time. We also have long-term debt and obligations related to business acquisitions. The former owners of DC Shoes are entitled to future payments of up to $49.0 million if certain performance targets are achieved through October 31, 2007. Additional payments to the sellers, up to $23.1 million, also could be required over the next six months for our acquisition of Asia/ Pacific if certain sales and earnings targets are achieved. Our deferred purchase price obligation of $26.6 million related to our acquisition of Quiksilver International could increase based on the computed earnings of Quiksilver International through June 2005. Our significant contractual obligations and commitments as of April 30, 2005, excluding any additional payments that may be due if these acquired businesses achieve certain performance targets in the future, are summarized in the following table:

	Payments due by period

		Two to	Four to	After five
(in thousands)	One year	three years	five years	years	Total

Operating lease obligations	$37,139	$65,556	$48,186	$76,843	$227,724
Long-term debt obligations(1)	10,148	47,031	84,217	137,264	278,660
Professional athlete sponsorships(2)	9,555	9,328	1,920	–	20,803
Rossignol purchase obligations(3)	240,764	–	34,087	–	274,851
Certain purchase obligations(4)	109,145	–	–	–	109,145

	$406,751	$121,915	$168,410	$214,107	$911,183

(1) Excludes required interest payments.
(2) We establish relationships with professional athletes in order to promote our products and brands. We have entered into endorsement agreements with professional athletes in sports such as surfing, skateboarding, snowboarding, windsurfing and golf. Many of these contracts provide incentives for magazine exposure and competitive victories while wearing or using our products. It is not possible to determine the amounts we are required to pay under these agreements as they are subject to many variables. The amounts listed are the approximate amounts of minimum obligations required to be paid under these contracts. The estimated maximum amount that could be paid under existing contracts is approximately $32.9 million and would assume that all bonuses, victories, etc. are achieved during a five-year period. The actual amounts paid under these agreements may be higher than the amounts listed as a result of the variable nature of these obligations.
(3) Rossignol purchase obligation includes cash of $240.8 million to be paid for the purchase of 75% of Holding Company and for the public tender offer assuming 100% participation, and is expected to be paid upon closing of the transaction in late July 2005. Payment of $34.1 million for the remaining 25% of Holding Company is expected to be made in fiscal 2010 and will accrue interest at a rate equivalent to the 3 month Euribor plus a margin of 2.35%. We will have the option to acquire the minority interest in Cleveland Golf through a put/call arrangement whereby the Family Shareholders can require us to buy all of their interest in Cleveland after 4.5 years, and we can require them to sell us their interest after 7 years, each at a purchase price generally determined by reference to a multiple of Cleveland Golf’s annual profit and our price-earnings ratio. The amount of this obligation is based on a formula of Cleveland Golf earnings and the Quiksilver stock price, which cannot be determined and is not included in the table above. All of the noted Rossignol purchase obligations are denominated in euros, and a weakening of the U.S. dollar in relation to the euro could cause the actual obligations to be greater. See “The Rossignol acquisition.”
(4) Certain purchase obligations include approximately $79.6 million of contractual letters of credit with maturity dates of less than one year. Also included is approximately $22.5 million to be paid for the pending Surfection acquisition and approximately $7.0 million to be paid for the Centre Skateboard Distribution acquisition. See “Summary—Recent developments.” In addition, we also enter into unconditional purchase obligations with various vendors and suppliers of goods and services in the normal course of operations through purchase orders or other documentation or that are undocumented except for an invoice. Such unconditional purchase obligations are generally outstanding for periods less than a year and are settled by cash payments upon delivery of goods and services and are not reflected in this line item.

Selected consolidated historical financial data
of Rossignol
The selected consolidated historical financial data of Rossignol set forth below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations of Rossignol,” and the historical financial statements of Rossignol and accompanying notes. We derived the historical summary consolidated financial data as of and for the years ended March 31, 2004 and 2005 from Rossignol’s consolidated financial statements which have been audited. The historical results presented are not necessarily indicative of future results.
The consolidated statement of operations and other unaudited consolidated data for the years ended March 31, 2004 and 2005 were translated to U.S. dollars at the average exchange rate for each respective period. The consolidated balance sheets were translated at the spot rates on March 31, 2004 and 2005, respectively.
The unaudited consolidated other financial data set forth below include calculations of EBITDA and Adjusted EBITDA. These measures should not be construed as an alternative to Rossignol’s operating results or cash flows as determined in accordance with accounting principles generally accepted in the United States. Please see footnote (1) below for further discussion of these measures.

	Year ended March 31,

(in thousands)	2004	2005

Statement of income data:
Revenues, net	$537,365	$588,769
Operating income (loss)	6,197	(2,753)
Loss before provision for income taxes	752	(14,575)
Minority interest	2,430	2,788
Net loss	(4,154)	(28,899)
Other data:
EBITDA(1)	$32,122	$17,012
Adjusted EBITDA(1)	49,539	32,307
Balance sheet data:
Cash	$51,368	$67,574
Total assets	450,580	496,685
Working capital	75,105	58,717
Lines of credit	98,856	110,215
Long-term debt, including current portion	100,204	136,952
Stockholders’ equity	105,125	82,753

(1) EBITDA is defined as net income before (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to remove the effect of Rossignol’s foreign exchange contracts charge and Rossignol’s nonrecurring restructuring charge. EBITDA and Adjusted EBITDA are not defined under generally accepted accounting principles (“GAAP”), and they may not be comparable to similarly titled measures reported by other companies. We use EBITDA and Adjusted EBITDA, along with other GAAP measures, as a measure of profitability because they help us to compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization, and, in the case of Adjusted EBITDA, certain non-recurring items. We believe EBITDA and Adjusted EBITDA are useful to investors for the same reasons. EBITDA and

Adjusted EBITDA have limitations as a profitability measure in that they do not include the interest expense on our debts, our provision for income taxes, the effect of our expenditures for capital assets and certain intangible assets, or certain foreign currency and nonrecurring charges.
Following is a reconciliation of net loss to EBITDA and Adjusted EBITDA:

	Year ended
	March 31,

(in thousands)	2004	2005

Net loss	$(4,154)	$(28,899)
Add:
Provision for income taxes	2,476	11,536
Interest expense	7,791	9,215
Depreciation and amortization	26,009	25,160

EBITDA	$32,122	$17,012
Add:
Foreign exchange contracts charge(a)	17,417	11,300
Restructuring charge(b)	—	3,995

Adjusted EBITDA	$49,539	$32,307

(a)	Under accounting principles generally accepted in the United States, Rossignol’s foreign currency exchange contracts did not qualify as effective cash flow hedges because they were not documented in accordance with U.S. accounting standards, but were marked to fair value each fiscal reporting period. If these contracts had qualified as effective cash flow hedges, net revenues for the pro forma periods ended March 31, 2004 and 2005 would have been $22.1 million and $7.3 million higher, respectively, cost of goods sold for the pro forma period ended March 31, 2004 would have been $4.7 million higher, and cost of goods sold for the pro forma period ended March 31, 2005 would have been $4.0 million lower.

(b)	Represents a restructuring charge related to Rossignol’s 2005 restructuring plan. See “Rossignol business — Production and raw materials.”

Management’s discussion and analysis of
financial condition and results of operations of Rossignol
You should read the following discussion of Rossignol’s financial condition and results of operations in conjunction with “Selected consolidated historical financial data of Rossignol” and Rossignol’s audited historical consolidated financial statements and related notes.
Overview
Rossignol has a nearly 100 year history and is a leading manufacturer of wintersports and golf equipment. Rossignol generates revenues primarily in Europe and the United States, with its products sold mainly in ski shops, sporting goods stores and golf shops. Rossignol’s wintersports brands have a long history in ski racing and symbolize technical expertise in competitive wintersports and related activities, while its golf equipment brands also benefit as athletes succeed at the highest level of competition using its products. Rossignol offers a full range of products for alpine skiing, cross-country skiing and snowboarding, including skis, snowboards, bindings, boots, poles, apparel and related accessories under the Rossignol, Dynastar, Lange, Look, and Kerma brands. Based on its fiscal 2005 revenues, Rossignol is one of the world’s leading manufacturers of alpine skiing equipment, with Rossignol equipment sold by Rossignol and its distributors representing an approximate 29% of the estimated wholesale market, and is the largest global manufacturer of alpine skis, with an approximate 37% of the estimated wholesale market. Rossignol operates in the golf industry through a majority-owned subsidiary, Cleveland Golf, which holds the number one market share in the United States for wedges and also produces woods and irons. In addition, Cleveland Golf produces putters under the Never Compromise brand.
Rossignol’s fiscal years 2004 and 2005 are for the twelve months ending March 31, 2004 and 2005, respectively.

Results of operations
The table below shows the components of Rossignol’s statements of income and other data as a percentage of revenues:

	Year ended March 31,

	2004	2005

Statement of income data:
Revenues, net	100.0%	100.0%
Gross profit	44.7	44.2
Selling, general and administrative expense	43.5	44.7

Operating income	1.2	(0.5)
Interest expense	1.4	1.5
Foreign currency (gain) expense	(0.4)	0.4

Loss before provision for income taxes	0.2	(2.4)
Provision for income taxes	0.5	2.0
Minority interest	0.5	0.5

Net loss	(0.8%)	(4.9%)
Other data:
EBITDA(1)	6.0%	2.9%
Adjusted EBITDA	9.2%	5.5%

(1) For the definition of EBITDA and Adjusted EBITDA and a reconciliation of net loss to EBITDA and Adjusted EBITDA, see “Selected consolidated historical financial data of Rossignol.”

Fiscal 2005 compared to fiscal 2004
Revenues
Total net revenues increased 10% to $588.8 million in fiscal 2005 from $537.4 million in fiscal 2004. Excluding the effect of the translation of Rossignol’s consolidated results into U.S. dollars and as reported in euros, net revenues increased 2% for those same periods. Wintersports equipment revenue increased 4% to $390.8 million in fiscal 2005 compared to $377.5 million in fiscal 2004. As measured and reported in euros, wintersports equipment decreased 3%. The decrease was primarily due to a reduction in snowboard equipment revenues partially offset by an increase in Nordic ski equipment revenues. The reduction in snowboard revenues was primarily due to quality issues in recent years with snowboard bindings and boots. The offsetting increase in Nordic revenues is primarily attributable to the success of sponsored athletes using Rossignol’s Nordic ski equipment. Cleveland Golf’s revenues increased 26% to $151.9 million in fiscal 2005 compared to $120.6 million in fiscal 2004. As measured and reported in euros, Cleveland Golf’s revenues increased 18%, primarily due to the strong continued growth of the Cleveland Golf brand internationally and, to a lesser extent, the contribution of Cleveland Golf’s newly acquired line of putters sold under the Never Compromise brand. Wintersports apparel revenues increased 17% to $46.0 million in fiscal 2005 compared to $39.3 million the year before. As measured and reported in euros, wintersports apparel revenues increased 9% for those periods. This increase continues previous trends of Rossignol’s growth in apparel due to the introduction of new products and improved quality.
Gross profit
Consolidated gross profit margin decreased 50 basis points to 44.2% in fiscal 2005 from 44.7% in the previous year. The decrease in gross profit margin is primarily due to valuation adjustments to inventory and, to a lesser extent, a decrease in alpine boot, snowboard boot and snowboard binding margins. Rossignol reduced the value of inventories by $13.6 million in fiscal 2005 compared to $6.4 million in fiscal 2004 due to excess inventory in alpine skis and boots. Alpine boot margins were reduced due to increased competition, and snowboard boot and snowboard binding margins were reduced due to pricing pressure caused by historical quality issues in these boots and bindings. These increases were largely offset by decreases in snowboard production costs. In fiscal 2005, Rossignol completed its transition of all snowboard production to Rossignol’s factory in Spain, which produces snowboards at a lower cost compared to Rossignol’s previously used factory in France.
Selling, general and administrative expense
Selling, general and administrative expense, or SG&A, increased 13% in fiscal 2005 to $263.3 million from $233.8 million in fiscal 2004. Excluding the effect of the translation of Rossignol’s consolidated results into U.S. dollars and as reported in euros, SG&A increased 5% for those same periods. SG&A as a percentage of net revenues increased to 44.7% of net revenues in fiscal 2005 from 43.5% of net revenues in fiscal 2004. The overall increase primarily relates to additional marketing and advertising for the alpine ski business for both men’s and women’s alpine skiing, which was incurred to maintain market share and, to a lesser extent, non-recurring restructuring charges of $3.9 million. These increases were partially offset by a decrease in bad debt expense of $3.3 million due to a customer bankruptcy in fiscal 2004. Research and development expenditures as a percentage of sales remained consistent at approximately 2.7% of net revenues.

Non-operating expenses
Interest expense increased 18% to $9.2 million in fiscal 2005 compared to $7.8 million in fiscal 2004, primarily as a result of increased debt levels to fund the growing golf business and Rossignol’s new Japanese subsidiary.
Foreign currency loss increased to $2.6 million in fiscal 2005 compared to a $2.3 million gain in fiscal 2004. This loss was caused primarily by foreign currency contracts that did not qualify as cash flow hedges under accounting principles generally accepted in the United States, but were instead classified as ineffective hedges with changes in fair value reflected in foreign currency (gain) loss. If these contracts had qualified as effective cash flow hedges, Rossignol’s net revenues in fiscal 2005 would have been $7.3 million higher, and cost of goods sold would have been $4.0 million lower, and, in fiscal 2004, net revenues would have been $22.1 million higher and cost of goods sold would have been $4.7 million higher.
Minority interest expense increased to $2.8 million in fiscal 2005 compared to $2.4 million in fiscal 2004. Minority interest expense is primarily related to the minority interest position in Rossignol’s majority-owned subsidiary, Cleveland Golf.
Provision for income taxes increased to $11.5 million in fiscal 2005 compared to $2.5 million in fiscal 2004. The increase in the provision for income taxes is primarily related to an additional valuation allowance of $13.2 million that was recorded because it is more likely than not that certain of Rossignol’s deferred taxes will not be realized in the future.
Net loss and EBITDA
Net loss in fiscal 2005 increased to $28.9 million from $4.2 million in fiscal 2004. EBITDA decreased to $17.0 million in fiscal 2005 compared to $32.1 million in fiscal 2004.
Other information
Capital expenditures
Capital expenditures totaled $21.2 million in fiscal 2005 compared to $20.9 million in the prior year. Rossignol currently estimates that it will spend approximately $25.0 million to $28.0 million for capital expenditures during fiscal 2006.
Contractual obligations and commitments
Rossignol has various operating leases for its worldwide facilities. In addition, Rossignol maintains contracts with athletes in alpine skiing, cross-country skiing, snowboarding and golf. Many of these contracts provide incentives for competitive victories. It is not possible to determine the amount that Rossignol will be required to pay under these agreements as there are many variables that cannot be accurately predicted. Rossignol does not expect these commitments to have a negative impact on its operations as increased expenses due to the success of its sponsored athletes have a high correlation with the strong reputation and popularity of its brands.
As a result of Rossignol’s announced restructuring plan and the resulting net loss that Rossignol reported for its fiscal year ended March 31, 2005, Rossignol and certain of its subsidiaries defaulted under various of their existing credit agreements. Such defaults, as well as defaults related to the change of control resulting from our acquisition of Rossignol, have been waived by Rossignol’s lenders.

Rossignol business
Introduction
Rossignol has a nearly 100-year history and is a leading manufacturer of wintersports and golf equipment that prides itself on technical excellence, product innovation and brand authenticity. Rossignol generates revenues primarily in Europe and the United States, with its products sold mainly in ski shops, sporting goods stores and golf shops. Rossignol’s wintersports brands have a long history in ski racing and symbolize technical expertise in competitive wintersports and related activities, while its golf equipment brands also benefit as athletes succeed at the highest level of competition using its products. Rossignol offers a full range of products for alpine skiing, Nordic skiing and snowboarding, including skis, snowboards, bindings, boots, poles, apparel and related accessories under the Rossignol, Dynastar, Lange, Look and Kerma brands. Based on its fiscal 2005 revenues, Rossignol is one of the world’s leading manufacturers of alpine skiing equipment, with Rossignol equipment sold by Rossignol and other distributors representing an approximate 29% of the estimated wholesale market, and is the largest global manufacturer of alpine skis, with an approximate 37% of the estimated wholesale market. Rossignol operates in the golf industry through a majority-owned subsidiary, Cleveland Golf, which holds the number one market share in the United States for wedges and also produces woods and irons.
Segment information
Rossignol operates in the consumer products industry segment of the outdoor market and is focused on the snow category with its wintersports equipment and technical apparel, and on the countryside category with its golf products. Revenues for Rossignol’s last two fiscal years ending March 31 were as follows:

	Year ended March 31,

(in thousands)	2004	2005

Wintersports equipment	$377,493	$390,835
Golf equipment and apparel	120,605	151,940
Wintersports apparel	39,267	45,994

Total	$537,365	$588,769

Products and brands
Rossignol began its operations in France making wooden skis in the early 1900s and gained world-wide brand recognition when its skis were used to win the gold medal in the downhill competition during the 1960 Olympic Games at Squaw Valley. During the 1960s, Rossignol developed the plastic ski. This “Strato” ski was one of the biggest industrial innovations in the history of skiing. To add to its brand portfolio, Rossignol acquired Skis Dynastar S.A. during that same decade. Rossignol acquired the Lange Group ski boots company in 1989 and the Look Fixations ski bindings company in 1994 to extend its product offerings to include a full range of alpine skiing equipment.
Rossignol became a significant player in the golf equipment market with the acquisition of a majority interest in of the Cleveland Golf in 1990. This acquisition provided some balance to Rossignol’s seasonality and a growth vehicle for the otherwise mature wintersports equipment business.

Rossignol. With its Rossignol brand, Rossignol covers all of the major product categories of the ski and snowboard markets, including skis, bindings, boots and poles in the alpine category; skis, boots and bindings in the cross-country category; snowboards, snowboard boots and bindings; and technical ski apparel. With its long history of success in ski racing, Rossignol has developed a reputation for excellence, innovation and technical knowledge that has enabled it to appeal to multiple styles of skiing, including racing, all-mountain, freeride and freestyle. In fiscal 2005, the Rossignol product line accounted for approximately 52% of Rossignol’s revenues.
Other Rossignol brands. The following brands collectively represented appropriately 22% of Rossignol’s revenues for fiscal 2005:

•	Dynastar— Dynastar symbolizes technically specific skis for committed skiers to use in all the different experiences of alpine sports. Dynastar has a heritage of racing, trend-setting and performance, and also produces snowboards. Rossignol also produces snowboards under the Dynastar brand.

•	Lange— Lange is a ski boot company, combining its race boot prowess with a commitment to building better, more comfortable boots for dedicated skiers of every type. Rossignol believes Lange is the most decorated and most competitively successful boot brand in ski history.

•	Look— Look bindings have a winning history in alpine ski racing that exceeds 40 years. The focus of the Look brand is the production of high quality, innovative release bindings that perform at the highest level.

•	Kerma— Rossignol produces poles that complement its ski products from both a technical and aesthetic viewpoint under the Kerma brand.
Cleveland Golf. For over 25 years, Cleveland Golf has produced high performance golf equipment. Cleveland Golf strives to make the most technologically advanced golf clubs available. Players of every level and age, both male and female, benefit by using top quality Cleveland Golf equipment, such as Launcher woods, CG irons and the best-selling wedges in golf. Cleveland Golf also produces putters under the Never Compromise brand. During the twelve months ended March 31, 2005, in the United States Cleveland Golf was the fifth largest manufacturer and marketer of golf clubs and the number one company for wedges. In fiscal 2005, Cleveland Golf accounted for approximately 26% of Rossignol’s revenues.

Product categories
The following table shows the approximate percentage of revenues attributable to each of Rossignol’s major product categories during its fiscal years ended March 31, 2004 and 2005:

	Percentage of revenues

	2004	2005

Alpine skis	33%	32%
Golf equipment and apparel	22	26
Alpine ski boots	15	13
Alpine ski bindings	11	11
Snowboards, boots & bindings	7	6
Wintersports apparel	7	8
Cross-country skis, boots & bindings	3	3
Ski poles	1	1
Other	1	—

Total	100%	100%

Demand for different categories of Rossignol’s products changes in the different seasons of the year. Sales of golf equipment and golf apparel are higher during the spring and summer seasons, and sales of Rossignol’s other product categories are higher during the fall and winter seasons. See “—Seasonality.”
Research and development
Rossignol has been successful over its history in developing technical enhancements in both ski and golf products and production processes that call for highly specialized expertise and multi-disciplinary knowledge. Over 150 Rossignol employees are dedicated to research and development, or R&D. Rossignol’s R&D as a percentage of revenues remained constant at 2.7% for the fiscal years ended March 31, 2004 and 2005.
One valuable element of R&D not included in this spending is the feedback from Rossignol’s world-class athletes as they train and compete. This feedback gives Rossignol a continuous flow of knowledge and experience to improve its existing products and develop new products. These efforts have resulted in significant innovations and a number of technical patents. In fiscal 2005, patent applications (priority registrations) totaled 40, with an additional 60 international applications. These projects, on which all the engineering teams collaborate, enable technical managers to conduct expansion projects in an environment where they have full control and are not dependent on third parties.
Rossignol has R&D resources for each of its businesses enabling it to design and launch new products in response to changing demands and market expectations. Rossignol also relies on its strong technical culture to implement its production programs at both its own facilities and sub-contractor production facilities.

Promotion and advertising
A strong relationship exists between Rossignol’s customers and its brands, which we believe have a reputation for technical excellence, innovation, creativity and passion. Without these characteristics, Rossignol brands would not be associated with the outdoors and the freedom of individual expression. The image and expertise of the Rossignol, Dynastar, Look, Land and Cleveland Golf brands are supported by a steady investment in ski racing events and golf tournaments. A showcase for the technological innovation and success of Rossignol products at the highest level, competitions enable Rossignol to affirm its place as a market leader and gain a high level of exposure worldwide.
Rossignol’s wintersports sponsored athletes achieved an excellent record during fiscal 2005, with many victories and prizes. Among Rossignol’s best results, the victories in the Ski World Cup illustrate the strong presence of Rossignol’s products: 11 victories in alpine skiing (and 22 for alpine boots), 10 victories in cross-country skiing, four victories in Nordic combined and seven victories in biathlon. The excellence of athletes using Rossignol equipment was exemplified by the performances of Vincent Vittoz, the first French world champion in the history of cross-country skiing, the successes in snowboarding of Xavier De Lerue at the X-Games and Doriane Vidal in the world championship halfpipe, the third win in a row of Manu Gaidet at the overall ranking of the Freeride World Cup, and Ronny Ackermann’s two gold medals in the Nordic combined world championships.
Exceptional results also were achieved by Cleveland Golf athletes on the PGA Tour, with an impressive total of nine victories for Vijay Singh, who became the number one golfer in the PGA Tour rankings in 2004 and was nominated 2004 player of the year. In total, with the victories of David Toms, Jonathan Kaye, and Steve Flesch in particular, Cleveland Golf achieved 17 victories in the tournaments of the 2004 PGA tour.
Customers and sales
Rossignol believes that the integrity and success of its brands are dependent on careful selection of the retail accounts where its products are merchandised and sold. Rossignol’s policy is to sell to retailers who support the sale of its products with technical knowledge and experience. The foundation of Rossignol’s business is distribution of products through ski shops, snowboard shops and golf shops. It also distributes its products through sporting goods specialty stores. Rossignol sells directly to retailers in France, Italy, Germany, Switzerland, Austria, the United States and Canada and through third party distributors in other countries and territories.

Rossignol’s sales are globally diversified. The following table summarizes the approximate percentages of Rossignol’s revenues by geographic area for its fiscal years ended March 31, 2004 and 2005:

	Percentage
	of revenues

Geographic area	2004	2005

Americas	38%	38%
Europe	39%	40%
Asia/ Pacific	7%	7%
Others	16%	15%

Total	100%	100%

Seasonality
Rossignol’s sales fluctuate from quarter to quarter primarily due to consumer demand patterns for different categories of its products. Sales of wintersports equipment and related products are higher from August through January, while sales of golf equipment and related products are higher from March through June. A substantial amount of Rossignol’s operating profit is generated from September through November at the peak of Rossignol’s wintersports equipment shipping activities. Operating profit in other months has historically been lower or negative. Rossignol anticipates that this trend will continue in the future. The following table summarizes Rossignol’s revenues by quarter for its fiscal years ended March 31, 2004 and 2005:

(dollar amounts in thousands)

	Consolidated revenues

	2004
			2005

Quarter ended June 30	$45,170	8%	$46,382	8%
Quarter ended September 30	176,788	33	194,279	33
Quarter ended December 31	225,713	42	242,237	41
Quarter ended March 31	89,694	17	105,871	18

Total	$537,365	100%	$588,769	100%

Production and raw materials
Skiing and snowboard businesses. At March 31, 2005, Rossignol’s production capacity for its alpine ski, cross-country ski and snowboard activities was shared between France and Spain. The French production facilities are Skis Rossignol (Isère) and Skis Dynastar (Haute-Savoie). In Spain, the Skis Rossignol de España subsidiary provides significant production in the three product families of alpine, cross-country and snowboard. Total annual production capacity is 1.5 million pairs of alpine skis, 300,000 snowboards, and 100,000 pairs of cross-country skis. During Rossignol’s fiscal 2005, Rossignol produced 1.3 million pairs of alpine skis, 166,000 snowboards and over 55,000 pairs of cross-country skis, mainly high-end models as the production of mid-range models was outsourced.

Ski boots. Boot development is located in Italy, where Rossignol’s resources enable it to produce over 1.1 million pairs of ski boots per year. The portion of operations being outsourced is growing. Manufactured components and boot liners, snowboard and cross-country boots and some models of the alpine boot range are produced at an industrial site dedicated to these products in Romania. Rossignol’s subsidiary in Italy handles snowboard boot development and oversees production through sub-contracting. Subcontractors are located in Eastern European countries and in Southeast Asia for snowboard boots. Production for Rossignol’s fiscal 2005 totaled 555,000 pairs of ski boots.
Bindings. Ski bindings are primarily produced in France with the support of a major network of approved subcontractors and external suppliers. This business requires a high level of investment to provide for the mass production of newly launched products and the industrial maintenance of other products. Annual operational capacity is over 1.4 million pairs of alpine ski bindings. Snowboard bindings are also designed and developed in France. Their manufacture is completely outsourced to European and Asian subcontractors. During Rossignol’s fiscal 2005, Alpine ski boot bindings reached a record level of production of over 1.3 million pairs.
Other production. In fiscal 2005, 750,000 pairs of ski poles were produced by Rossignol in its facility in Italy. Production of Rossignol’s other product lines such as apparel, cross-country boots, snowboard boots and bindings were outsourced. Golf club production was subcontracted to a network of subcontractors, primarily in Asia.
Sub-contracting. Rossignol’s products are increasingly being subcontracted as a result of expansion into new product offerings and its growing trend to outsourcing production. For Rossignol’s fiscal years ended March 31, 2005 and 2004, subcontracting as a percentage of total production remained almost constant at 49% in 2005 compared to 48% in 2004.
During fiscal 2005, no single contractor of finished goods accounted for more than 3% of Rossignol’s consolidated production. No single raw material supplier accounted for more than 5% of its expenditures for raw materials during fiscal 2005.
Industrial restructuring plan. An industrial restructuring plan was announced in March 2005. This restructuring, which is necessary to improve Rossignol’s competitiveness, comprises a plan to adapt the workforce, accompanied by a series of measures aimed at preventing compulsory layoffs, primarily through a voluntary severance plan, early retirement and job transfers to other Rossignol divisions. This plan will be supplemented by initiatives to minimize production costs, which have been introduced in a number of Rossignol’s facilities, including increased use of automation programs, reduction in materials consumption, research into new manufacturing processes and innovative product design solutions.
Trademarks
Rossignol owns the Rossignol, Dynastar, Lange, Look, Kerma, Cleveland Golf and Never Compromise brands in countries around the world. Rossignol applies for and registers its trademarks in their countries primarily for use on wintersports and golf equipment, apparel and related accessories. Rossignol believes its trademarks and its other intellectual property are crucial to the successful marketing and sale of its products, and Rossignol attempts to vigorously prosecute and defend its rights throughout the world. Because of the success of Rossignol’s trademarks, Rossignol maintains global anti-counterfeiting programs to protect its brands.

Competition
Competition is strong in the markets in which Rossignol competes. Rossignol’s direct competitors in the wintersports market include adidas-Salomon AG, Amer Sports Corporation, Tecnica Group, Head N.V. and Burton Snowboards North America. Rossignol’s principal competitors in the golf market include Callaway Golf Company, Fortune Brand, Inc. (Titleist & Cobra), Taylor Made Golf Company, Inc. and Karsten Manufacturing Corporation (Ping). Some of its competitors may be significantly larger and have substantially greater resources than Rossignol.
Employees
As of March 31, 2005 Rossignol had 2,900 employees, approximately 1,550 of which were in France. French employees are represented by a workers council which meets with management as often as needed to discuss any questions related to the economic situation of Rossignol, employment or social matters. Three members of the workers council attend the meetings of the Supervisory Board.
Environmental matters
Compliance with environmental laws and regulations did not have a significant impact on Rossignol’s capital expenditures, earnings or competitive position during the last two fiscal years. Rossignol is operating manufacturing facilities and is not aware of any environmental remediation, such as ground contamination. For a number of years, Rossignol has taken a proactive approach to initiatives designed to limit the impact of its activities on the environment. These programs have concerned, as a matter of priority, protection of the environment, waste and energy consumption.

Skis Rossignol S.A. consolidated balance sheets

	March 31,

(in thousands, except share amounts)	2005	2004

Assets
Current assets:
Cash and cash equivalents	€52,318	€42,181
Trade accounts receivable, net — Note 3	108,451	98,966
Other receivables	10,191	9,845
Inventories — Note 4	119,215	111,557
Deferred income taxes — Note 13	1,810	4,823
Prepaid expenses and other current assets	7,142	11,552

Total current assets	299,127	278,924
Property, plant and equipment, net — Note 5	67,082	68,601
Intangible assets, net — Notes 2 and 6	13,934	14,472
Goodwill — Notes 2, 6 and 15	2,025	2,220
Deferred income taxes — Note 13	–	3,631
Other assets	2,384	2,147

Total assets	€384,552	€369,995

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings — Note 7	€85,332	€81,176
Accounts payable	67,405	62,697
Accrued liabilities — Note 8	44,578	39,870
Current portion of long-term debt — Note 7	53,031	28,360
Deferred income taxes — Note 13	132	3,330
Income taxes payable — Note 13	3,189	1,818

Total current liabilities	253,667	217,251
Long-term debt, less current portion — Note 7	53,002	53,923
Deferred income taxes	2,617	2,617

Total liabilities	309,286	273,791

Minority interest	11,195	9,880

Commitments and contingencies — Note 9
Stockholders’ equity — Note 10:
Common stock, issued shares — 12,448,064	49,792	49,792
Additional paid-in capital	2,309	1,994
Treasury stock, 383,631 (2005) and 870,774 (2004)	(5,321)	(13,038)
Retained earnings	23,978	52,363
Accumulated other comprehensive income — Note 11	(6,687)	(4,787)

Total stockholders’ equity	64,071	86,324

Total liabilities and stockholders’ equity	€384,552	€369,995

See notes to consolidated financial statements.

Skis Rossignol S.A. consolidated statements of operations

	Years ended
	March 31,

(in thousands, except per share amounts)	2005	2004

Revenues, net	€467,507	€457,013
Cost of goods sold	260,637	252,895

Gross profit	206,870	204,118
Selling, general and administrative expense	209,056	198,848

Operating (loss) income	(2,186)	5,270
Interest expense, net	7,317	6,626
Foreign currency loss (gain)	2,070	(1,996)

Loss before provision for income taxes and minority interest	11,573	640
Provision for income taxes — Note 13	9,160	2,106
Minority Interest	2,214	2,067
Net loss	€(22,947)	€(3,533)

Net loss per share — Note 1	€(1.96)	€(0.31)

Weighted average common shares outstanding — Note 1	11,719	11,578

Skis Rossignol S.A. Consolidated statements of comprehensive loss

	Years ended March 31,

(in thousands)	2005	2004

Net loss	€(22,947)	€(3,533)
Other comprehensive loss:
Foreign currency translation adjustment	(1,900)	(2,909)

Comprehensive loss	€(24,847)	€(6,442)

See notes to consolidated financial statements.

Skis Rossignol S.A.
consolidated statements of stockholders’ equity

						Accumulated
	Common stock		Additional			other	Total
Years ended March 31, 2005 and 2004			paid-in	Treasury	Retained	comprehensive	stockholders’
(in thousands, except share amounts)	Shares	Amount	capital	stock	earnings	loss	equity

Balance, April 1, 2003	12,448,064	€49,792	€1,994	€(13,014)	€59,752	€(1,878)	€96,646
Shares reacquired	–	–	–	(24)	–	–	(24)
Dividends paid	–	–	–	–	(3,856)	–	(3,856)
Net loss and other comprehensive loss	–	–	–	–	(3,533)	(2,909)	(6,442)

Balance, March 31, 2004	12,448,064	49,792	1,994	(13,038)	52,363	(4,787)	86,324
Shares reissued	–	–	151	7,717	–	–	7,868
Exercise of stock options	–	–	164	–	–	–	164
Dividends paid	–	–	–	–	(5,438)	–	(5,438)
Net loss and other comprehensive loss	–	–	–	–	(22,947)	(1,900)	(24,847)

Balance, March 31, 2005	12,448,064	€49,792	€2,309	€(5,321)	€23,978	€(6,687)	€64,071

See notes to consolidated financial statements.

Skis Rossignol S.A. consolidated statements of cash flows

	Years ended
	March 31,

(in thousands)	2005	2004

Cash flows from operating activities:
Net loss	€(22,947)	€(3,533)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	19,978	22,120
Loss on disposal of fixed assets	151	351
Minority interest	2,214	2,067
Deferred income taxes	3,446	(4,456)
Changes in operating assets and liabilities, net of effects from business acquisitions:
Trade accounts receivable	(9,007)	(427)
Inventories	(9,175)	(15,411)
Accounts payable	4,003	(204)
Change in fair value of derivatives	11,709	13,623
Other	(2,910)	2,272

Net cash (used in) provided by operating activities	(2,538)	16,402

Cash flows from investing activities:
Capital expenditures	(19,980)	(16,843)
Business acquisitions, net of acquired cash — Note 2	—	(5,275)

Net cash used in investing activities	(19,980)	(22,118)

Cash flows from financing activities:
Borrowings, net of payments on lines of credit	4,156	24,407
Borrowings, net of payments on long-term debt	25,265	(252)
Treasury Stock	7,487	—
Other	201	50
Payments of dividends	(6,253)	(4,538)

Net cash provided by financing activities	30,856	19,667
Effect of exchange rate changes on cash	1,799	(3,082)

Net increase in cash and cash equivalents	10,137	10,869
Cash and cash equivalents, beginning of year	42,181	31,312

Cash and cash equivalents, end of year	€52,318	€42,181

Supplementary cash flow information:
Cash paid during the year for:
Interest	€9,258	€9,276

Income taxes	€6,669	€7,762

See notes to consolidated financial statements.

Skis Rossignol S.A. notes to consolidated financial statements
Years Ended March 31, 2005 and 2004

Note 1—	significant accounting policies
Company business
Skis Rossignol S.A. (“Rossignol”) is a French limited liability company (“Societe Anonyme”) organized in accordance with the laws of the Republic of France. Rossignol, together with its consolidated subsidiaries (the “Rossignol Group”) designs, produces and distributes a full range of winter sports and golf equipment, apparel, accessories and related products. Its winter sports Rossignol, Dynastar, Lange, Look, Kerma and Hammer brands have a long history in ski racing and are renowned for technical expertise on the mountain, while its golf equipment brands, Cleveland and Never Compromise, are also associated with success at the highest level of competition. Rossignol offers products for alpine skiing, cross-country skiing and snowboarding, including skis, snowboards, bindings, boots, poles, apparel and related accessories. Rossignol is one of the world’s leading manufacturers of alpine skis and other winter sports equipment. Rossignol operates in the golf industry through a majority-owned subsidiary, Cleveland Golf. Rossignol generates revenues primarily in Europe and the United States, with its products sold mainly in ski shops, sporting goods stores and golf shops.
The Company competes in markets that are highly competitive. The Company’s ability to evaluate and respond to changing consumer demands and tastes is critical to its success. The Company believes that consumer acceptance depends on product, image, design, fit and quality. Consequently, the Company has developed an experienced team of researchers, designers, merchandisers, engineers, technicians, and contractors that it believes has helped it remain in the forefront of the market needs. The Company believes, however, that its continued success will depend on its ability to promote its image and to design products acceptable to the marketplace.
Basis of presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
Principles of consolidation
The accompanying consolidated financial statements include the accounts of Rossignol S.A. and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
The closing date for all companies is March 31, except Roger Cleveland Golf Company, Inc. which is December 31. Roger Cleveland Golf Company is consolidated on a 90 day lag. For Roger Cleveland Golf Company, intercompany balances and transactions were eliminated as of December 31. Due to the seasonal increase in working capital needs, the affiliate balance from Roger Cleveland Golf Company at March 31, 2005 has increased significantly since Roger Cleveland Golf Company’s year end of December 31, 2004; the increased amounts due from Cleveland Golf are not eliminated in consolidation, and are classified as cash and cash equivalents. They amounted to € 18.3 million at March 31, 2005 and € 7.4 million at March 31, 2004.

Related parties
Ski Expansion S.C.A., which hold 38.3% of the Company’s shares on May 31, 2005, provides management and technical assistance to the Company. Rossignol paid approximately €1.3 million and €1.6 million in 2005 and 2004 respectively for these services.
There were no amounts payable to related parties on March 31, 2005 and 2004.
Cash and cash equivalents
The Company considers all highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents.
Accounts receivable
The Group’s Japanese subsidiary GRKK has entered into an agreement to transfer for cash at a discount eligible customer notes receivable to third parties (bank). GRKK does not retain the control nor the credit risk of the transferred notes receivable. The transfer is accounted for as a sale. The value of the notes receivable sold to the banks and not yet collected at March 31, 2005 amounts to €4.2 million at March 31, 2005 (€0 at March 31, 2004)
Inventories
Inventories are valued at the lower of cost (first-in, first-out) or market. Management regularly reviews the inventory quantities on hand and adjusts inventory values for excess and obsolete inventory based primarily on estimated forecasts of product demand and market value.
Property, plant and equipment
Furniture, computer equipment, other equipment and buildings are recorded at cost and depreciated principally on a straight-line basis over their estimated useful lives. Major improvements to leased facilities and equipments are capitalized, while repairs and maintenance expenditures are expensed as incurred. The useful lives are as follows:

•	Buildings: 20 to 35 years,

•	Improvements to land and buildings: 5 to 10 years,

•	Technical facilities, machinery and equipment: 3 to 8 years,

•	Office equipment and furniture: 3 to 12 years, and

•	Transportation equipment: 3 to 7 years.
Assets held under capital lease arrangements are depreciated over their estimated useful lives or the related lease term, whichever is shorter.
Long-lived assets
The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. In accordance with SFAS No. 144, management assesses potential impairments of its long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. An impairment loss would be recognized when the carrying value exceeds the undiscounted future cash flows estimated to result from the use and eventual disposition of the asset. Any impairment loss is measured as the excess of the book value over the fair value of the long-lived asset.

Goodwill and intangible assets
The Company accounts for goodwill and intangible assets in accordance with SFAS No. 142, “Goodwill and Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are tested for impairment annually and also in the event of an impairment indicator. The Company determined that no impairment loss was necessary. Any subsequent impairment losses will be reflected in operating income. Under SFAS No. 142, the Company does not amortize goodwill or certain trademarks that are determined to have an indefinite life.
Intangible assets consist primarily of non-amortizing trademarks, amortizing tradenames and trademarks which are amortized over 15 years and of customer relationships which are amortized over 10 years.
Revenue recognition
Sales are recognized upon the transfer of title and risk of ownership to customers. The Group classifies sales rebates and promotional allowances as reduction of revenues, and noncash sales rebates and promotional allowances (“free products”) as cost of sales. Allowances for bad debts are reported as a component of selling, general and administrative expense. As a general rule, the Company does not grant rights of return on products sold. Under exceptional circumstances, such as bad snow conditions, the Company may accept certain products to be returned. In such instances, the returns are reserved for in the period the exceptional circumstances arise. There was no reserve for returns at March 31, 2005 and 2004.
Warranties
The Company generally provides a one-year limited warranty against manufacturer’s defects on its products. The Company’s standard warranty requires the Company to repair or replace the defective product returned to the Company during such warranty period. The Company’s policy is to accrue the estimated cost of warranty expense at the time the sale is recorded. In estimating its future warranty obligations, the Company considers various relevant factors, including the Company’s warranty policies and practices, the historical frequency of claims, and the cost to replace or repair its products under warranty. A reserve for warranty and product liability expense is included in accrued liabilities. The following table provides the changes in the Company’s product warranties.

	For the year ended March 31,

	2005	2004

Beginning of the period	€ 1,744	€ 1,341
Liabilities accrued for warranties issued during the period	3,596	3,971

Warranty claims paid during the period	(3,841)	(3,568)

End of the period	€ 1,499	€ 1,744

Advertising and promotion
The Company’s promotion and advertising efforts include athlete sponsorships, support of major sporting contests, magazine and television advertisements, retail signage, co-branded products, onsite ski and snowboard tests and other events. For the fiscal years ended March 31, 2005 and 2004, these expenses totaled €67.8 million and €63.4 million, respectively. Advertising costs, including production costs, are expensed when incurred.
Stock-based compensation
The Company applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its stock option plans. Compensation expense related to stock options for the fiscal year ended March 31, 2005 was €0.2 million. Net loss per share for the fiscal year ended March 31, 2005 would have been €0.02 greater had the Company accounted for stock options using the fair value method as promulgated by Statement of Financial Accountings Standards No. 123.

Interest Income
Interest income amounted to €0.6 million in fiscal 2005 and fiscal 2004. Interest income is netted against interest expense.
Research and development
Included in selling, general, and administrative expenses are research and developments costs of the Group of approximately €12.8 million and €12.4 million for the fiscal years ended March 31, 2005 and 2004, respectively. Patent and trademark expenses are also included in selling, general, and administrative expenses and amounted to approximately €3.4 million and €2.8 million for the fiscal years ended March 31, 2005 and 2004, respectively.
Income taxes
The Company accounts for income taxes using the asset and liability approach as promulgated by SFAS No. 109, “Accounting for Income Taxes”. Deferred income tax assets and liabilities are established for temporary differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled. Deferred income tax assets are reduced by a valuation allowance if, in the judgment of the Company’s management, it is more likely than not that such assets will not be realized.
Net income per share
The Company reports basic earnings per share (“EPS”). Basic EPS is based on the weighted average number of shares outstanding during the periods. Outstanding stock options had no dilutive effect on EPS for the fiscal years ended March 31, 2004 and 2005 and, accordingly, diluted EPS is not presented.
Foreign currency and derivatives
The Company’s primary functional currency is the Euro, while U.S. subsidiaries function in U.S. dollars, and the Japanese subsidiary functions in Japanese Yen. Assets and liabilities of the Company denominated in currencies other than the euro are translated into euros at the rate of exchange on the balance sheet date. Revenues and expenses are translated using the average exchange rate for the period. Foreign exchange differences arising on conversion are recognized directly in equity.
Transactions denominated in foreign currency are converted to the euro at the foreign exchange rate in effect at the date of the transaction.
Derivative financial instruments are recognized as either assets or liabilities in the balance sheet and are measured at fair value. The Company’s derivative financial instruments principally consist of foreign currency exchange contracts and interest rate swaps, which the Company uses to manage its exposure to the risk of foreign currency exchange rates and variable interest rates. The Company’s objectives are to reduce the volatility of earnings and cash flows associated with changes in foreign currency exchange and interest rates. While the Company does not enter into derivative financial instruments for speculative or trading purposes, it did not meet the documentation requirements of Statement of Financial Accounting Standards No. 133 for hedge accounting, and, accordingly, all changes in fair value have been recognized in earnings.

Comprehensive income
Comprehensive income includes all changes in stockholders’ equity except those resulting from investments by, and distributions to, stockholders. Accordingly, the Company’s Consolidated Statements of Comprehensive Income include net income and foreign currency adjustments that arise from the translation of the financial statements of foreign subsidiaries into euros.
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Fair value of financial instruments
The carrying value of the Company’s trade accounts receivable and accounts payable approximates their fair value due to their short-term nature. The carrying value of the Company’s lines of credit and long-term debt approximates its fair value as these borrowings consist primarily of a series of notes at variable interest rates.

Note 2—	acquisitions
In June 2003, the Company acquired substantially all assets and assumed certain liabilities of Never Compromise, Inc. for approximately €5,094,000 in cash. Never Compromise, Inc. designs and manufactures a premium line of putters bearing the Never Compromise brand name and trademarked Black/ Gray/ Black color scheme. The acquisition enabled the Company to immediately enter the premium putter market. Of the cash paid, approximately €4,474,000 was deposited to an escrow account to pay certain liabilities and to secure certain indemnification obligations of the selling shareholders. As of December 31, 2004, no adjustments have been made to the purchase price and approximately €121,400 remained in escrow.
The acquisition has been accounted for under the purchase method of accounting. The purchase price, which included €180,600 of direct acquisition costs, was allocated to the estimated fair value of assets and liabilities assumed as follows:

Accounts receivable	€245,600
Inventories	179,400
Equipment	62,000
Identified intangible assets	2,931,200
Goodwill	1,906,500
Assumed liabilities	(50,100)

€5,274,600

The amount classified as goodwill is deductible for tax purposes. The results of Never Compromise, Inc. operations are included in the accompanying statements of operations and comprehensive income from the date of acquisition.

Note 3—	allowance for doubtful accounts
The allowance for doubtful accounts, which includes bad debts and allowances, consists of the following:

	March 31,

(in thousands)	2005	2004

Balance, beginning of year	€4,580	€4,813
Provision for doubtful accounts	2,989	2,673
Deductions	(2,145)	(2,906)

Balance, end of year	€5,424	€4,580

The provision for doubtful accounts represents charges to selling, general and administrative expense for estimated bad debts.

Note 4—	inventories
Profits on inventories acquired from within the Group are eliminated. The breakdown of inventories was as follows:

	March 31,

(in thousands)	2005	2004

Raw materials	€28,661	€26,447
Work in process	7,306	7,701
Finished goods	83,248	77,409

	€119,215	€111,557

Note 5— property, plant and equipment
Property, plant and equipment consists of the following:

	March 31,

(in thousands)	2005	2004

Furniture and other equipment	€23,190	€26,622
Industrial equipment and machinery	170,764	166,828
Land	5,478	5,410
Buildings	70,944	67,695

	270,376	266,555
Accumulated depreciation and amortization	(203,294)	(197,954)

	€67,082	€68,601

Depreciation expense was €19.0 million and €20.9 million for the years ended March 31, 2005 and 2004, respectively.
Note 6— intangible assets and goodwill
A summary of intangible assets is as follows:

	March 31,

	2005			2004

	Gross	Accumulated	Net book	Gross	Accumulated	Net book
(in thousands)	amount	amortization	value	amount	amortization	value

Goodwill	€2,025	€–	€2,025	€2,220	€–	€2,220
Amortizable licenses	13,180	(11,689)	1,491	12,719	(10,994)	1,725
Other intangibles	2,781	(1,637)	1,144	2,701	(1,554)	1,147
Amortizable trademarks(1)	2,391	(239)	2,152	2,538	(85)	2,453
Non amortizable trademarks(2)	9,147		9,147	9,147		9,147

	€29,524	€(13,565)	€15,959	€29,325	€(12,633)	€16,692

(1) The Never Compromise trademark is amortized over 15 years.
(2) Represents Look and Lange trademarks.
Goodwill mainly relates to the acquisition of Never Compromise in June 2003. There were no acquisitions in fiscal year 2005.
Amortizable licenses consist of software. Other amortized intangibles are principally made up of patents related to alpine bindings, ski boots and golf. Trademarks include the Look, Lange and Never Compromise brand names. Amortization of intangible assets and licenses amounted to €1.0 million and €1.2 million for the years ended March 31, 2005 and March 31, 2004, respectively.
Note 7— lines of credit and long-term debt
A summary of lines of credit and long-term debt is as follows (in thousands):

March 31,
2005

Term loans	€101,015
Obligations under capital leases	4,785
Other borrowings	233
Short term lines of credit	85,332

Total	€191,365

Principal repayments are due as follows:

Fiscal year ending March 31 (in thousands):

2006	€138,363
2007	25,884
2008	15,058
2009	9,659
2010	2,401
Thereafter	—

€191,365

March 31,
Breakdown by currency:	2005

Liabilities in EUR	€130,933
Liabilities in USD	44,742
Liabilities in CAD	5,267
Liabilities in CHF	521
Liabilities in JPY	9,902

Total	€191,365

Breakdown by type of rate:	Average rate

Fixed rate	from 3.75% to 6.65%	€22,265
Variable rate	principally three-month Euribor plus 0.3% to 1.1%	169,100

Total		€191,365

Breakdown by country:

France	€107,945
Europe others	26,094
America	49,354
Japan	7,972

Total	€191,365

The debt consists of bank overdrafts primarily related to the high degree of seasonality of the businesses and confirmed unsecured bank loans, primarily at variable rates. The bank loans are repayable in monthly, quarterly, semiannual or annual installments.
The weighted average interest rate at March 31, 2005 was 3.2%, including 4.5% on fixed rate debt, and 3.0% on variable rate debt.
The long-term debt agreements contain restrictive covenants. Part of the Group’s debt is subject to early repayment provisions under the terms of these financial covenants. The main covenant provisions include compliance with certain financial ratios calculated on March 31 each year on the basis of the consolidated financial statements prepared in accordance with accounting principles generally accepted in France: net debt divided by shareholders’ equity and long-term debt divided by cash flow.
As at March 31, 2005, the Company was not able to comply with certain financial covenants and the financial institution concerned could have required the early repayment of certain long term loans. The Company received waivers from all concerned financial institutions, providing that the bank will not ask for an early repayment on March 31, 2005.
The Company borrowed €85.0 million under uncommitted lines of credit as of March 31, 2005 (€81.0 million at March 31, 2004). The lines of credit may be drawn under a variety of currencies and rate formulas. The interest rates are mainly based upon Euribor or another variable rate, plus applicable margins.
Note 8— accrued liabilities
Accrued liabilities consist of the following:

	March 31,

(in thousands)	2005	2004

Accrued employee compensation and related taxes	€24,158	€22,398
Other liabilities	20,420	17,472

	€44,578	€39,870

Note 9— commitments and contingencies
Operating leases
The Company leases certain land, buildings, manufacturing facilities and transportation and office equipment under long-term operating lease agreements. The following is a schedule of future minimum lease payments required under such leases as of March 31, 2005 (in thousands):

Year ending March 31:

2006	€2,152
2007	1,975
2008	1,894
2009	1,884
2010	1,877
Thereafter	7,679

€17,411

Total rent expense was €2.1 million and €1.3 million for the years ended March 31, 2005 and 2004, respectively.

Professional athlete sponsorships
The Company establishes relationships with professional golfers, skiers and snowboarders in order to promote its products and brands. The sponsorship agreements generally run for one to three years and include minimum annual payments, retainer fees and bonus payments. Many of these contracts provide incentives for magazine exposure and competitive victories while wearing or using the Company’s products. Such expenses are an ordinary part of the Company’s operations and are expensed as incurred. The following is a schedule of future estimated minimum payments required under such endorsement agreements as of March 31, 2005 (in thousands):

Fiscal year ending March 31:

2006	€11,700
2007	6,100
2008	3,700

€21,500

Total expenses pursuant to sponsorship agreements amounted to approximately €17.0 million and €16.0 million for each of the years ended March 31, 2005 and 2004, respectively.
Litigation
The Company is involved from time to time in legal claims involving trademark and intellectual property, licensing, employee relations and other matters incidental to its business. In the opinion of management, the resolution of any such matter currently pending will not have a material adverse effect on the Company’s financial condition or results of operations.
Indemnities and guarantees
During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include (i) indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease and (ii) indemnities to vendors and service providers pertaining to claims based on the negligence or willful misconduct of the Company. The duration of these indemnities, commitments and guarantees varies, and in certain cases, may be indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential for future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets.
Note 10— stockholders’ equity
Stock options
The Company has granted stock options under six separate plans between December 20, 1999 and November 9, 2004, five of which are still outstanding at March 31, 2005. The options were granted to Management Board members and executives of the Company and several of its affiliates.
The stock option plans provide that the total option grants should not exceed 5% of the total number of shares outstanding at the date of the approval.

The stock option plans concern a total of 558,900 shares of Skis Rossignol. The exercise price is €14.00 per share for the first plan, €16.35 per share for the second, €15.08 for the third, and €12.50 for the fourth, fifth and sixth plans. Vesting period is immediate upon grant.
Shares held in treasury were issued for the exercise of stock options in the fiscal year ended March 31, 2005.
Changes in shares under option are summarized as follows:

	Year ended March 31,

	2005		2004

		Weighted		Weighted
		average		average
	Shares	price	Shares	price

Outstanding, beginning of year	324,000	€14.84	402,000	€14.61
Granted	156,900	12.50	0	–
Exercised	(88,150)	13.54	0	–
Canceled	(52,000)	14.04	(78,000)	14.48
Outstanding, end of year	340,750	14.04	324,000	14.84
Options exercisable, end of year	340,750	14.04	324,000	14.84
Outstanding stock options at March 31, 2005 (all exercisable):

	Options outstanding			Options exercisable

		Remaining	Weighted		Remaining	Weighted
Range of		life	average		life	average
exercise prices	Shares	(years)	price	Shares	(years)	price

€12.50	196,750	3.4	€12.50	196,750	3.4	€12.50
15.08	24,000	1.1	15.08	24,000	1.1	15.08
16.35	120,000	0.6	16.35	120,000	0.6	16.35

Note 11—	accumulated other comprehensive income
Accumulated other comprehensive income (loss) consists solely of foreign currency translation adjustments.

Note 12—	licensing
Skis Rossignol S.A. has a license agreement with Jean-Charles de Castelbajac. The license agreement provides that Rossignol can sell products under the Castelbajac trademark in the territories covered by the license agreement (primarily Western Europe and North America). The first agreement expired on March 31st, 2005. Royalties were 8.0% of net sales, based on sales volume, with certain minimum requirements. A new agreement has been signed recently with Jean-Charles de Castelbajac for 5 years, expiring in March 2010. Royalties are 9.0% on net sales. Royalty expense amounted to €0.2 million and €0.1 million for the years ended March 31, 2005 and 2004, respectively.
Skis Rossignol S.A. has entered another license agreement with PUCCI. The license agreement provides that Skis Rossignol S.A. can sell products under the PUCCI trademark worldwide.
The agreement is effective April 1, 2005, and will expire in March 2010. Royalties are 10.0% on net sales.
Note 13— income taxes
The provision for income taxes is as follows:

	Year ended
	March 31,

(in thousands)	2005	2004

French income tax benefit
Current	€(234)	€(117)
Deferred	3,270	(3,704)

Total	3,036	(3,821)
Foreign income tax benefit
Current	5,948	6,679
Deferred	176	(752)

Total	6,124	5,927

Total provision for income tax	€9,160	€2,106

The Company’s foreign and domestic pretax income/(loss) were (€24.4) million and €11.9 million, and (€10.3) million and €11.0 million at March 31, 2005 and 2004, respectively. The valuation allowance for deferred tax assets as of March 31, 2005 and 2004 was €16.6 million and €6.1 million respectively. The net change in the total valuation allowance for the years ended March 31, 2005 and 2004 was an increase of €10.4 million and €0.0 million respectively.

The tax effects of significant temporary differences composing the Company’s net deferred tax (liability) asset are as follows:

	March 31,

(in thousands)	2005	2004

Intangible assets	€(2,617)	€(2,617)
Accrued liabilities	5,657	4,388
Net operating loss carryforward	10,728	8,618
Fair value of derivatives	982	(2,949)
Other	882	1,189

Gross deferred tax asset	15,632	8,629
Valuation allowance	(16,571)	(6,122)

Net deferred tax (liability) asset	€(939)	€2,507

The Company’s available net operating loss carryforwards amounted to € 10.7 million on March 31, 2005. Most of them relate to French companies and can be carried forward indefinitely.
The significant components of deferred income tax expense (benefit) for the years ended March 31, 2004 and 2003 are as follows:

(in thousands)	2005	2004

Deferred tax benefit (exclusive of the effects of other components below)	€(7,003)	€(4,476)
Increase (decrease) in beginning-of-the-year balance of the valuation allowance for deferred tax assets	10,449	20

	€3,446	€(4,456)

The Company’s reconciliation of expected to reported income tax charge is as follows:

	Year ended
	March 31,

(in thousands)	2005	2004

Net (loss) income before taxes and minority interest	€(11,573)	€640

Tax charge at the rate in effect for the consolidating company(*)	(3,912)	220
Impact of different foreign tax rates	68	283
Impact of permanent differences	634	242
Change in valuation allowance	10,449	20
Additional and additional local income taxes	1,654	1,015
Income tax credits	(933)	(461)
Other	1,200	787

Effective tax charge	€9,160	€2,106

(*) French rate is 33.8% for FY 2005 and 34.33% for FY 2004
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax loss carryforwards utilizable. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences and tax loss carryforwards, net of the existing valuation allowances at March 31, 2005.
The parent company Skis Rossignol S.A. has been part of a group for tax purposes with the companies Skis Dynastar S.A. and Look Fixations S.A. since April 1, 2002. The companies within the tax group determine their tax liabilities according to common law rules, calculated on the basis of their own income or loss and taking into account losses generated before and since their entry into the tax group. The parent company benefits from the tax savings stemming from the use of any losses generated by other companies within the tax group until they return to profitability. For the fiscal year ended March 31, 2005, the tax saving realized by the Group amounted to €0.9 million.

Note 14— employee benefits
Defined contribution plans
Defined contribution plans are those where the Group pays fixed contributions into a separate entity (a fund), and recognize the contributions to the defined contribution pension plans when an employee has rendered services in exchange for those contributions.
Contributions are recognized as an expense in the income statement.
The Company’s U.S. subsidiaries have a defined contribution 401(k) plan (the plan) that covers substantially all of their employees, subject to certain eligibility requirements. Companies, at their discretion, make an annual contribution of 3% to 8% of an employee’s base earnings, determined by years of service. Plan expenses for the years ended March 31, 2005 and 2004 were €0.7 million.
Leaving compensation and additional pension plan benefits
Retirement indemnities are paid to employees in a lump sum at the date of retirement and are calculated in accordance with local collective labor agreements based on years of service and compensation levels. These liabilities are unfunded and are accounted for as a defined benefit obligation falling under SFAS 87, Employers Accounting for Pensions.
Pursuant to SFAS 87, the Company records a net periodic pension cost in its financial statements, which represents the net amount of pension cost for the period that is charged against income. The components of net periodic pension cost are service cost, interest cost, gain or loss and amortization of unrecognized prior service cost. There are no unrecognized benefit obligations at March 31, 2005 and 2004.

	Year ended
	March 31,

(in thousands)	2005	2004

Breakdown of charge for the period
Service cost	€866	€758
Interest charge	151	91
Realized actuarial (gains)/ losses during the period	129	77

Charge for the period	€1,146	€925
Amounts recognized in the balance sheet
Opening benefit obligation	7,699	7,468
Disbursements	(726)	(694)
Charge for the period	1,146	925

Closing benefit obligation	€8,119	€7,699
Main actuarial assumptions
Discount rate	4.00%	4.50%
Average rate of salary increase	2.50%	2.50%
Turnover rate	2.00%	2.00%
Inflation rate	2.00%	2.00%

The Company also has a pension liability for the Chief Executive Officer of its German subsidiary. The liability amounted to €306,000 and €282,000 at March 31, 2005 and March 31, 2004 and was determined based on an actuarial calculation. A corresponding pension asset is also recorded in the financial statements which amounted to €206,000 and €191,000 at March 31, 2005 and March 31, 2004.
Work medals
In the French subsidiaries, the Group also provides for service awards (called “work medals”) granted to employees who reach certain service milestones (20, 30, 35 and 40 years). Expense is recognized as services are rendered by the employees, over their estimated period of employment. The liability is calculated using actuarial valuation methods and amounts to €0.4 million for the years ended March 31, 2005 and 2004.

Other plans
In 2004, Roger Cleveland Golf Company implemented an incentive plan whereby key executives were granted hypothetical fractional shares of stock in the Company (“Units”) at an established value. The Units vest and become exercisable five years following the grant date. Vested Units may be redeemed for the difference between the Unit value at the grant date and the Unit value at the exercise date, payable in cash. The Unit value of the awards is a function of the book value of the Company, as defined in the agreement. The Units generally expire 10 years from the effective date of the plan. Effective January 1, 2004, 62,500 Units were granted at a value of $30.61 per Unit. At December 31,2004, the calculated Unit value was $39.47 per Unit. The liability related to the Units is being recorded as compensation expense over the vesting period and amounted to approximately $110,000 for fiscal 2004.
Additionally, Roger Cleveland Golf Company has employment obligations under which performance bonuses ranging from 0% to 7% of aggregate after-tax profits could be earned based on the Company’s profitability levels. Additionally, in certain circumstances, the obligations could result in severance benefits aggregating approximately $5,000,000. No amounts have been earned or accrued under these contingent obligations as of December 31, 2004.
Employees of the Group’s French subsidiaries, Skis Rossignol S.A., Skis Dynastar S.A. and Look Fixations S.A., with at least three months of service are covered under the French profit sharing plan (the “French Profit Sharing Plan”), which is mandated by law. Compensation is earned under the French Profit Sharing Plan based on statutory computations. Funds are maintained by the Company and are usually paid to the employees after five years, although earlier disbursement is optional if certain personal events occur or upon the termination of employment. Compensation expense of €0.2 million and €0.3 million was recognized related to the French Profit Sharing Plan for the fiscal years ended March 31, 2005, and 2004, respectively.

Note 15—	segment and geographic information
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company’s management in deciding how to allocate resources and in assessing performance. The Company operates in five segments: alpine, snowboard, Nordic ski equipment, accessories and clothing and golf equipment, which are all part of the consumer products industry. The Company has historically operated in Europe (primarily France) and the Americas (primarily the United States). No single customer accounts for more than 10% of the Company’s revenues.
The percentages of revenues attributable to each segment are as follows:

	Year ended
	March 31,

	2005	2004

Percentage of Revenues:
Alpine	57%	60%
Snowboard	6	7
Nordic	3	3
Accessories and clothing	8	7
Golf	26	22
Miscellaneous	0	1

	100%	100%

	Year ended
	March 31,

(in thousands)	2005	2004

Operating (loss) income:
Alpine	€1,861	€9,981
Snowboard	(5,963)	(6,857)
Nordic	(1,791)	(1,203)
Accessories and clothing	(701)	(103)
Golf	5,542	4,219
Miscellaneous	(1,134)	(767)

Total	€(2,186)	€5,270

	March 31,

(in thousands)	2005	2004

Identifiable assets:
Alpine	€245,543	€237,555
Snowboard	27,201	26,399
Nordic	10,992	10,459
Accessories and clothing	21,502	20,362
Golf	79,314	75,220

Total	€384,552	€369,995

(in thousands)	2005	2004

Goodwill:
Snowboard	€98	€137
Nordic	20	61
Golf	1,907	2,022

Total	€2,025	€2,220

Information related to the Company’s geographical segments is as follows:

	2005	2004

Percentage of Revenues:
Americas	38%	38%
Europe	39%	40%
Asia/ Pacific	7%	7%
Others	16%	15%

Consolidated	100.0%	100.0%

Note 16—	derivative financial instruments
The Group is exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to certain sales and product purchases that are denominated in currencies other than the functional currencies of each individual company of the Group. The Group is also exposed to gains and losses resulting from fluctuations in interest rates related to its variable rate debt. Furthermore, the Company is exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in the Company’s consolidated financial statements due to the translation of the operating results and financial position of the Company’s international subsidiaries. While the Company does not enter into derivative financial instruments for speculation or trading purposes, it did not meet the documentation requirements of Statement of Financial Accounting Standards No. 133 for hedge accounting, and, accordingly, all changes in fair value have been reorganized in earnings.
As of March 31, 2005, the fair value of the Company’s financial instruments are as follows:

	Notional amount		Fair value

	March 31,		March 31,

(in thousands):	2006	2007	2005

Forward sale contracts:
USD	€45,400	€–	€300
JPY	1,000	–	1,600
GBP	600	–
CHF	9,300	1,000	100
CAD	1,800
Forward purchase contracts:
USD/ EUR	24,800	21,000	(4,500)
USD/ CAD	1,000		(20)

Total			€(2,520)

The Group companies are hedged against interest-rate risks using financial instruments such as interest rate swaps, CAPs and FRAs, which have a negative fair value of €0.4 million at March 31, 2005. These financial instruments mature as follows:

Fiscal year ending March 31 (in thousands):	Notional amount

2006	38,400
2007	20,100
2008	6,800

Losses of €11.7 million and €13.6 million were recognized during the fiscal years ended March 31, 2005 and March 31, 2004 for changes in the fair value of derivatives.
The Company enters into forward exchange and other derivative contracts with major banks and is exposed to credit losses in the event of nonperformance by these banks. The Company anticipates, however, that these banks will be able to fully satisfy their obligations under the contracts. Accordingly, the Company does not obtain collateral or other security to support the contracts.
Note 17—post balance sheet events
A restructuring plan was announced on March 22, 2005, concerning the manufacturing of skis at the Company’s two French plants at Saint Etienne de Crossey and Sallanches. The reduction in the workforce is being achieved through voluntary early retirement and voluntary termination. Costs associated with this restructuring are estimated at €11.1 million, largely on the basis of actuarial calculations. These costs are not recorded in the financial statements as employees had not accepted the offer as of March 31, 2005.
On April 12, 2005, Quiksilver, Inc., a Delaware corporation, entered into an agreement to purchase a majority holding of Skis Rossignol S.A., in exchange for cash and shares of common stock of Quiksilver, Inc., subject to conditions. Pursuant to the acquisition agreement, Quiksilver, Inc. commenced a cash tender offer to purchase all the outstanding shares of Skis Rossignol S.A. not included in the acquisition agreement.